Exhibit 10.1

Execution Version

LOAN AND SECURITY AGREEMENT

by and between

EAST WEST BANK,
as Lender

and

ENSERVCO CORPORATION,
DILLCO FLUID SERVICE, INC.,
HEAT WAVES HOT OIL SERVICE LLC
and
HEAT WAVES WATER MANAGEMENT LLC,
as Borrowers

Dated as of August 10, 2017

i

(continued)

(continued)

(continued)

EXHIBITS
A	-	Definitions
B	-	Collateral Description
C	-	Loan Advance/Paydown Request Form
D	-	Borrowing Base Certificate
E	-	Form of Compliance Certificate
F	-	Form of LIBOR Loan Continuation Certificate

DISCLOSURE SCHEDULES

Permitted Indebtedness (Exhibit A)
Permitted Investments (Exhibit A)
Permitted Liens (Exhibit A)
Capitalization of Borrower (Section 5.6)
Intellectual Property (Section 5.9)
ERISA Matters (Section 5.11)
Third-Party Collateral Locations (Section 5.14(d))
Prior Names, Chief Executive Office (Section 5.15)
Litigation (Section 5.16)
Affiliate Transactions (Section 5.21)
Trade Names (Section 5.22)

This LOAN AND SECURITY AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”), dated as of August 10, 2017, is entered into by and between EAST WEST BANK, a California banking corporation (“Lender”), on the one hand, and ENSERVCO CORPORATION, a Delaware corporation (“Enservco”), DILLCO FLUID SERVICE, INC., a Kansas corporation, HEAT WAVES HOT OIL SERVICE LLC, a Colorado limited liability company, and HEAT WAVES WATER MANAGEMENT LLC, a Colorado limited liability company (each a “Borrower” and collectively, “Borrowers”), on the other hand.

RECITALS

Borrowers wish to obtain credit from time to time from Lender, and Lender desires to extend credit to Borrowers. This Agreement sets forth the terms on which Lender will extend credit to Borrowers and Borrowers will repay the amounts owing to Lender.

AGREEMENT

The parties agree as follows:

1.           DEFINITIONS AND CONSTRUCTION.

1.1       Definitions. As used in this Agreement, capitalized terms shall have the respective meanings set forth on Exhibit A. The terms “Account Debtor,” “Chattel Paper,” “Commercial Tort Claims,” “Control,” “Control Agreement,” “Deposit Accounts,” “Documents,” “Electronic Chattel Paper,” “Fixtures,” “General Intangibles,” “Goods,” “Instruments,” “Inventory,” “Investment Property,” “Letter-of-Credit Right,” “Proceeds,” “Security Certificate,” “Intangible Chattel Paper,” and any other term defined in the UCC and used herein without definition shall have the respective meanings given to such terms in the UCC.

1.2       Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP, and all financial covenant calculations shall be made in accordance with GAAP, unless otherwise specified herein. The term “financial statements” shall include the accompanying notes and schedules.

1.3     Other Definitional Terms; Rules of Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, subsections, Exhibits, Schedules and the like, are to Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.” Defined terms include in the singular number the plural and in the plural number the singular. Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor. Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.

2.           LOAN AND TERMS OF PAYMENT.

2.1         Credit Extensions.

(a)         Promise to Pay. Borrowers hereby unconditionally promise to pay to Lender, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Lender to Borrowers, together with accrued and unpaid interest on the unpaid principal amount of such Credit Extensions at the rates set forth herein, and all other Obligations owing by Borrowers to Lender, in each case as and when due in accordance with the terms hereof.

(b)         Revolving Advances.

(i)     Amount; Principal and Interest Payments. Subject to and upon the terms and conditions of this Agreement, Borrowers may request Revolving Advances in an aggregate outstanding amount at any time not in excess of Availability. Amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date. On the Revolving Maturity Date, all Revolving Advances under this Section 2.1(b) shall be immediately due and payable. If an Overadvance occurs on any date or for any reason, Borrowers shall immediately pay to Lender, upon Lender’s election and demand, in cash, the amount of such Overadvance, which Lender shall use to repay the outstanding Revolving Advances. Borrowers may prepay Revolving Advances under this Section 2.1(b) without penalty or premium, provided that the prepayment of any Revolving Advance that constitutes a LIBOR Loan shall be subject to Section 2.2(e)(iv). Interest shall accrue from the date of each Revolving Advance at the rate specified in Section 2.2(a)(i) and shall be payable in accordance with Section 2.2(c).

(ii)     Form of Revolving Advance Request. Whenever Borrowers desire a Revolving Advance under this Section 2.1(b) other than the initial Revolving Advance to be made on the Closing Date, Administrative Borrower will notify Lender by electronic mail, facsimile transmission or telephone no later than 10:00 a.m. Pacific time, (A) on the Business Day that the Revolving Advance is to be made if the Revolving Advance will be a Prime Rate Advance or (B) at least two (2) Business Days prior to the day the Revolving Advance is to be made if the Revolving Advance will be a LIBOR Loan. Each such notification shall be promptly confirmed by a Loan Advance/Paydown Request Form. Lender is authorized to make Revolving Advances under this Agreement based upon instructions received from a Responsible Officer of Administrative Borrower or a designee of such Responsible Officer, or without instructions if in Lender’s Permitted Discretion such Revolving Advances are necessary to meet Obligations when due or to make payments to any third parties when due (and Borrowers shall be deemed to have requested such a Revolving Advance hereunder). Lender shall be entitled to rely on any telephonic notice given by a person who Lender reasonably believes to be a Responsible Officer of Administrative Borrower or a designee thereof, and Borrowers shall indemnify and hold Lender harmless for any damages or loss suffered by Lender as a result of such reliance.

(iii)     Disbursement of Proceeds of Revolving Advances. Borrowers hereby irrevocably authorize Lender to disburse the proceeds of each Revolving Advance requested by Borrowers, or deemed to be requested by Borrowers, in lawful money of the United States of America in immediately available funds, (A) in the case of the initial borrowing, in accordance with the terms of the written disbursement instructions from Borrower, and (B) in the case of each subsequent borrowing, by wire transfer or internal transfer or credit to such bank account as may be agreed upon by Borrowers and Lender from time to time, or elsewhere if pursuant to a written direction from Borrowers.

(iv)     Letter of Credit Sublimit. Subject to Availability and to the other terms and conditions of this Agreement, at any time and from time to time from the date hereof through the date that is ninety (90) days prior to the Revolving Maturity Date, Lender shall issue for the account of any Borrower such Letters of Credit denominated in Dollars as Borrowers may request by delivering to Lender a duly executed letter of credit application on Lender’s standard form; provided, however, the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed the Letter of Credit Sublimit and (ii) shall be deemed to constitute Revolving Advances for the purpose of calculating Availability. Any drawn but unreimbursed amounts under any Letters of Credit shall be charged as a Revolving Advance. All Letters of Credit shall be in form and substance acceptable to Lender in its sole discretion and shall be subject to the terms and conditions of Lender’s standard-form letter of credit application. Borrowers agree to execute and deliver to Lender any further documentation in connection with any Letter of Credit as Lender may reasonably request. Borrowers will pay any standard issuance and other fees that Lender notifies Borrowers it will charge for issuing and processing Letters of Credit.

(v)       [Reserved].

(c)         Bank Products. Borrowers may request, and Lender or its affiliates may, in their sole and absolute discretion, provide, Bank Products. If Borrowers request Lender and/or its affiliates to procure or provide Bank Products, then Borrowers agree with Lender and/or such affiliates, as applicable, to pay when due all indebtedness, liabilities and obligations with respect to Bank Products and further agree to indemnify and hold Lender and/or such affiliates harmless from any and all indebtedness, liabilities, obligations, losses, costs and expenses (including reasonable attorney’s fees) now or hereafter owing to or incurred by Lender (including those under agreements of indemnifications or assurances provided by Lender to its affiliates) and/or its affiliates with respect to Bank Products, all as the same may arise. If Borrowers shall not have paid to Lender and/or its affiliates such amounts as the same may arise, Lender may cover such amounts by a Revolving Advance, which Revolving Advance shall be deemed to have been requested by Borrowers. Borrowers acknowledge and agree that (a) all indebtedness, liabilities and obligations with respect to Bank Products provided by Lender or its affiliates, and all of its agreements under this Section 2.1(e), are part of the Obligations secured by the Collateral, and (b) the obtaining of Bank Products from Lender or its affiliates (i) is in the sole and absolute discretion of Lender and its applicable affiliates and (ii) is subject to all rules and regulations of Lender and its applicable affiliates.

2.2     Interest Rates, Payments, and Calculations.

(a)     Interest Rates. Except as set forth in Section 2.2(b), each Revolving Advance shall bear interest, on the outstanding daily balance thereof, at Borrowers’ option, either (A) if such Revolving Advance is a Prime Rate Loan, at a variable rate per annum equal to 1.75% above the Prime Rate or (B) if such Revolving Advance is a LIBOR Loan, at a fixed rate per annum equal to 3.50% above the LIBOR-Based Rate for the Interest Period applicable to such Revolving Advance.

(b)     Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, at the option of Lender, Borrowers shall pay Lender a late fee equal to the greater of (i) 6% of the amount of such unpaid amount or (ii) $5.00 (or if less, the maximum amount permitted to be charged under applicable law). At the option of Lender, all Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to two (2) percentage points above the respective interest rates applicable immediately prior to the occurrence of the Event of Default; provided that in the case of an Event of Default under Section 8.1 or 8.5, such higher rate shall automatically apply without the need for Lender to make any election.

(c)     Payments. Interest hereunder on each Prime Rate Loan shall be due and payable on the first calendar day of each month during the term hereof. Interest hereunder on each LIBOR Loan shall be due and payable on the last day of each Interest Period applicable to such LIBOR Loan, provided that if the Interest Period for any LIBOR Loan is longer than three (3) months, interest on such LIBOR Loan shall be payable on the day that is three (3) months after the start of such LIBOR period and on the last day of such LIBOR period. Lender shall, at its option, charge such interest, all Lender Expenses, all Periodic Payments and all other Obligations against any of Borrowers’ deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d)     Changes in Prime Rate; Computation of Interest and Fees. If the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder on Prime Rate Loans shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

(e)     Additional Provisions Regarding LIBOR Loans.

(i)     Borrowers may from time to time submit in writing a request that any existing LIBOR Loan continue for an additional Interest Period or convert to a Prime Rate Loan. Each written request for a continuation of a LIBOR Loan shall be substantially in the form of a LIBOR Loan Continuation Certificate substantially in the form of Exhibit F, with appropriate insertions, which shall be duly executed by a Responsible Officer. Each written request for a conversion from a LIBOR Loan to a Prime Rate Loan shall be substantially in the form of the Loan Advance/Paydown Request Form attached as Exhibit C. Subject to the terms and conditions contained herein, after Lender’s receipt of such a request from Borrower, such LIBOR Loan shall continue or convert, as the case may be, provided that:

(A)     In the case of any request for the continuation of a LIBOR Loan, no Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists;

(B)     no party hereto shall have sent any notice of termination of this Agreement;

(C)     Borrowers shall have complied with such customary procedures as Lender has established from time to time for Borrower’s requests for LIBOR Loans;

(D)     the amount of a LIBOR Loan shall be at least $1,000,000 and in integral multiples of $100,000 in excess thereof;

(E)     Lender shall have determined that the Interest Period or LIBOR is available to Lender as of the date of the request for such LIBOR Loan; and

(F)     such request for a LIBOR Loan shall be delivered to Lender by 10:00 a.m. Pacific time at least two (2) Business Days prior to the proposed date of the requested LIBOR Loan.

Any request by Borrowers to continue any existing LIBOR Loan shall be irrevocable. Notwithstanding anything to the contrary contained herein, Lender shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if Lender had purchased such deposits to fund such LIBOR Loan.

(ii)       At no time shall more than five (5) LIBOR Loans be outstanding under this Agreement.

(iii)     Any LIBOR Loan shall automatically continue for the same Interest Period upon the last day of the applicable Interest Period, unless Lender has received and approved a complete and proper request to continue such LIBOR Loan for a different Interest Period by 10:00 a.m. Pacific time on the last day of the applicable Interest Period in accordance with the terms hereof. Any LIBOR Loan shall, at Lender’s option, convert to a Prime Rate Loan at the end of the applicable Interest Period in the event that an Event of Default shall occur and be continuing. Borrowers shall pay to Lender, upon demand by Lender, any amounts required to compensate Lender for any loss or documented cost or expense incurred by Lender, as a result of the conversion of any LIBOR Loan to a Prime Rate Loan pursuant to the foregoing.

(iv)     If for any reason (including voluntary or mandatory prepayment or acceleration), Lender receives all or part of the principal amount of a LIBOR Loan prior to the last day of the Interest Period for such LIBOR Loan, Borrowers shall on demand by Lender, pay Lender the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period or term exceeds (ii) the amount of interest that Lender actually received through the date on which Borrowers prepaid such LIBOR Loan.

(v)     If Lender shall have determined in its Permitted Discretion that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period, Lender shall give email or telephonic notice (promptly confirmed in writing) thereof to Borrowers. If such notice is given (x) any LIBOR Loan requested to be made on the first day of such Interest Period shall be made as a Prime Rate Loan, and (y) any outstanding LIBOR Loan shall be converted, on the last day of the then-current Interest Period, to a Prime Rate Loan. Until such notice has been withdrawn by Lender, no further LIBOR Loans shall be made or continued as such, nor shall Borrowers have the right to convert Credit Extensions to LIBOR Loans.

2.3     Crediting Payments. Lender shall apply any wire transfer of funds, check, or other item of payment Lender may receive, as set forth in Section 4.5, to conditionally reduce Obligations in accordance with the terms of this Agreement, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Lender after 2:00 p.m. Pacific time shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day. Whenever any payment to Lender under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.4     Fees. Borrower shall pay to Lender the following:

(a)     Closing Fee. On the Closing Date, a closing fee equal to $150,000, which fee shall be nonrefundable;

(b)     Unused Revolving Line Fee. A fee equal to 0.50% per annum of the difference between the Revolving Line and the Average Monthly Balance in each month, which fee shall be payable monthly in arrears on the first Business Day of each month and shall be nonrefundable;

(c)     Letter of Credit Fee. A Letter of Credit fee equal to 3.50% per annum of the aggregate undrawn face amount of all issued and outstanding Letters of Credit, which fee shall be payable monthly in arrears on the last Business Day of each month for commercial Letters of Credit and payable in advance of issuance and annually thereafter for standby Letters of Credit. Borrowers shall also pay to Lender on demand Lender’s normal and customary administrative charges for the issuance, amendment, negotiation, renewal or extension of any Letter of Credit;

(d)     Early Termination Fee. A fee in an amount equal to, as applicable: (x) 1.00% of the Maximum Revolving Advances Limit if this Agreement is terminated prior to the first anniversary of the Closing Date; (y) 0.50% of the Maximum Revolving Advances Limit if this Agreement is terminated on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date; and (z) $0 if this Agreement is terminated on or after the second anniversary of the Closing Date and prior to the Revolving Maturity Date; provided, however, Borrowers shall not be obligated to pay any early termination fee to Lender if this Agreement is terminated at any time after the first anniversary of the Closing Date as a consequence of a refinance transaction with Lender or any Affiliate of Lender (or with a lending syndicate in which Lender or any Affiliate of Lender is a syndicate member);

(e)     Collateral Monitoring Fee. A fee of $1,000, payable monthly in advance, on the first Business Day of each month; and

(f)     Lender Expenses. On the Closing Date, all Lender Expenses incurred through the Closing Date, and, after the Closing Date, all Lender Expenses, as and when requested by Lender.

2.5     Additional Costs. If Lender shall determine that the implementation of any applicable law, final rule or regulation, or the ratification of any treaty regarding capital adequacy, or any adopted and implemented change therein, or any change in the legally binding interpretation or administration thereof by any governmental authority, central bank, or comparable agency, in each case having jurisdiction over Lender, charged with the interpretation or administration thereof, or compliance by Lender (or its applicable lending office) with any request or directive regarding capital adequacy of any such authority, central bank, or comparable agency, has the effect of reducing the rate of return on capital of Lender or any person or entity controlling Lender (a “Lender’s Parent”) as a consequence of its obligations hereunder to a level below that which Lender (or Lender’s Parent) would have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time, within ten (10) business days after demand by Lender, Borrowers shall pay to Lender such additional amount or amounts as will compensate Lender for such reduction. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, final rules and regulations, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, final rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) (including pursuant to Basel III) shall in each case be deemed to be a change in law for purposes of this Agreement, regardless of the date enacted, adopted or issued. A reasonably detailed statement of Lender, providing citation to the applicable law, final rule or regulation, or treaty pursuant to which Lender claims compensation under this Section 2.5, setting forth the additional amount or amounts to be paid to it hereunder, and providing a reasonably detailed calculation of such additional amount or amounts to be paid to Lender hereunder, shall be conclusive absent manifest error. Notwithstanding anything to the contrary in this Section 2.5, Borrowers shall not be required to compensate Lender pursuant to this Section 2.5 for any amounts incurred more than six (6) months prior to the date that Lender notifies Borrowers of Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of Borrowers arising pursuant to this Section 2.5 shall survive the Revolving Maturity Date, the termination of this Agreement and the repayment of all Obligations.

2.6     Additional Provisions Regarding Letters of Credit.

(a)     Reimbursement. Payments made by Lender to any Person on account of any Letter of Credit shall be immediately payable by Borrowers without notice, presentment or demand, and Borrowers agree that each payment made by Lender in respect of a Letter of Credit shall constitute a request by Borrowers for a Revolving Advance to reimburse Lender for such payment. If such Revolving Advance is not made by Lender for any reason, such reimbursement obligations shall become part of the Obligations hereunder and shall bear interest at the rate then applicable to Revolving Advances constituting Prime Rate Loans until repaid.

(b)     Requests for Letters of Credit. Borrowers shall make requests for Letters of Credit in writing at least two (2) Business Days prior to the date such Letter of Credit is to be issued. Each such request shall specify the date such Letter of Credit is to be issued, the amount thereof, the name and address of the beneficiary thereof and a description of the transaction to be supported thereby.

(c)     Obligations Unconditional. Borrowers shall be obligated to reimburse Lender for any payments made by Lender in respect of any Letter of Credit, which obligation shall be unconditional and irrevocable and shall be paid regardless of: (a) any lack of validity or enforceability of any Letter of Credit, (b) any amendment or waiver of or consent or departure from all or any provisions of any Letter of Credit, this Agreement or any other Loan Document, (c) the existence of any claim, set off, defense or other right which Borrowers or any other Person may have against any beneficiary of any Letter of Credit, or Lender as the issuer of the Letter of Credit, (d) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (e) any payment under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, and (f) any other act or omission to act or delay of any kind of Lender as the issuer of such Letter of Credit or any other Person or any other event or circumstance that might otherwise constitute a legal or equitable discharge of Borrower’s obligations hereunder. It is understood and agreed by Borrowers that Lender may accept documents that appear on their face to be in order without further investigation or inquiry, regardless of any notice or information to the contrary.

(d)     Expiry Dates. The expiration date of each Letter of Credit shall be no later than the earlier of (a) one (1) year from the date of issuance and (b) sixty (60) days prior to the Maturity Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one or more one (1) year periods, so long as Lender has the right to terminate the Letter of Credit at the end of each one (1) year period. If in its sole discretion, and without any obligation to do so, Lender agrees to issue a Letter of Credit with an expiry date after the Maturity Date, then, at Lender’s request, upon Lender’s issuance of such Letter of Credit, Borrowers shall provide Lender with cash collateral, in form and substance acceptable to Lender, in an amount equal to one hundred five percent (105%) of the aggregate amount available to be drawn under such Letter of Credit. Lender shall hold the cash collateral as security for the Letter of Credit Obligations until the outstanding Letters of Credit have expired, been canceled, or drawn upon and paid.

2.7     Taxes.

(a)     Withholding. Any and all payments by Borrowers to or on account of any obligation of Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that, if Borrowers shall be required by any applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then: (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.7(a)), Lender receives an amount equal to the sum it would have received had no such deductions been made; (ii) Borrowers shall make such deductions; and (iii) Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)     Obligation to Pay. Without limiting the provisions of Section 2.7(a), Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)     Indemnity. Borrowers shall indemnify Lender, within ten days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this this Section 2.7) paid by Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrowers by Lender shall be conclusive absent manifest error.

(d)     Receipts. If requested in writing by Lender, Borrowers shall deliver to Lender, as soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrowers to a Governmental Authority, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e)     Refunds. If Lender receives a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 2.7, Lender shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section 2.7 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses of Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrowers, upon the request of Lender, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such Governmental Authority. This Section 2.7(e) shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other Person.

2.8     Mandatory Prepayments.

(a)     Sale of Assets. Upon receipt of the net proceeds of the sale or other disposition of any Equipment of Borrower which is subject to a Lien in favor of Lender, Borrowers shall pay such net proceeds to Lender as a mandatory prepayment of the Obligations, such payment to be applied in such manner as Lender may elect. Notwithstanding the foregoing, provided no Default Period is in effect, (A) no prepayment of the Obligations need be made from sales proceeds of assets received on account of Borrowers’ Equipment subject to a Lien in favor of Lender if and to the extent such proceeds are applied to the replacement of such assets within ninety (90) days after Borrowers’ receipt thereof, and (B) no prepayment of the Obligations need be made from sale proceeds if the net proceeds of any sale or disposition of any item of property or of various items of property in a fiscal year are less than $50,000.00.

(b)     Insured Losses/Condemnation. If any Equipment of Borrowers which is subject to a Lien in favor of Lender is damaged, destroyed or taken by condemnation in whole or in part, Borrowers shall pay the proceeds thereof to Lender as a mandatory prepayment of the Obligations, such payment to be applied in such manner as Lender may elect. Notwithstanding the foregoing, provided no Default Period is in effect, no prepayment of the Obligations need be made from insurance proceeds received on account of damage or destruction of Borrowers’ Equipment if and to the extent that such insurance proceeds are applied to the repair or replacement of such assets within ninety (90) days after Borrowers’ receipt thereof.

2.9     Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.8, shall continue in full force and effect for so long as any Obligations remain outstanding or Lender has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Lender shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

3.     CONDITIONS OF LOANS.

3.1     Conditions Precedent to Initial Credit Extension. The obligation of Lender to make the initial Credit Extensions hereunder is subject to the satisfaction or waiver on or before the date hereof of each of the following conditions:

(a)     Lender shall have received this Agreement and each of the other agreements, documents, instruments, opinions, reports, approvals, consents, certificates and other items set forth on Lender’s closing document checklist, in each case duly executed by the appropriate party and in form and substance satisfactory to Lender;

(b)     since December 31, 2016, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect, as determined by Lender in its Permitted Discretion;

(c)     Lender shall have received payment of the fees and Lender Expenses then due pursuant to Section 2.4;

(d)     Lender shall have determined that immediately after giving effect to (i) the making of the initial Revolving Advances, if any, requested to be made on the date hereof, (ii) the issuance of the initial Letter of Credit, if any, requested to be made on such date, (iii) the payment of all fees due upon such date, (iv) the payment or reimbursement by Borrowers of Lender for all closing costs and expenses incurred in connection with the transactions contemplated hereby, and (v) the payment of all trade payables more than sixty (60) days past due or the making of other payment arrangements satisfactory to Lender with respect to such accounts payable, Borrowers have Excess Availability as of the date of this Agreement of not less than $3,000,000;

(e)     Lender shall have conducted, or caused to be conducted, and been satisfied with the results of, a field examination of the Collateral;

(f)     Lender shall have received Enservco’s current financial statements, including audited statements for Enservco’s most recently ended fiscal year, together with an unqualified opinion, and company-prepared consolidated and consolidating balance sheets and income statements through June 30, 2017, in accordance with Section 6.2, and such other updated financial information as Lender may reasonably request;

(g)     all Indebtedness of Borrower to its Owners shall have been subordinated to the Obligations pursuant to a subordination agreement in form and substance reasonably satisfactory to Lender; and

(h)     the Loan Parties shall have executed and delivered to Lender all such other documents, instruments and agreements as Lender may reasonably deem necessary or appropriate.

3.2     Conditions Precedent to all Credit Extensions. The obligation of Lender to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)     if such Credit Extension is a Revolving Advance, timely receipt by Lender of a Loan Advance/Paydown Request Form;

(b)     the representations and warranties contained in Section 5 shall be true, correct and complete in all respects on and as of the date of such Loan Advance/Payment Request Form and on the effective date of each Credit Extension as though made at and as of each such date (provided, however, that (i) those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such other date and (ii) any representation or warranty that is qualified by materiality, Material Adverse Effect or any similar standard shall be true, correct and complete in all respects); and

(c)     no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension.

The request for each Credit Extension shall be deemed to be a representation and warranty by Borrowers on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.           CREATION OF SECURITY INTEREST.

4.1     Grant of Security Interest. Each Borrower grants and pledges to Lender a continuing security interest in and Lien on all of its Collateral, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located, to secure the prompt payment of any and all Obligations and to secure the prompt performance by Borrowers of each of their covenants and duties under the Loan Documents. Except as set forth in the Disclosure Schedules, and subject only to Permitted Liens that may have priority by operation of law, such security interest constitutes a valid, first-priority security interest in all presently existing Collateral of each Borrower, and will constitute a valid, first-priority security interest in all after-acquired Collateral of each Borrower. Notwithstanding any termination of this Agreement, Lender’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

4.2     Perfection of Security Interest. Each Borrower authorizes Lender to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of such Borrower and (ii) contain any other information required by the Uniform Commercial Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether such Borrower is an organization, the type of organization and any organizational identification number issued to such Borrower, if applicable. Borrowers shall from time to time endorse and deliver to Lender, at the request of Lender, all Negotiable Collateral and other documents that Lender may reasonably request, in form satisfactory to Lender, to perfect and continue perfected Lender’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrowers shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Lender chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, Borrowers shall take such steps as Lender reasonably requests for Lender to (i) obtain an acknowledgment, in form and substance satisfactory to Lender, of the bailee that the bailee holds such Collateral for the benefit of Lender, (ii) obtain Control of any Collateral consisting of Investment Property, Deposit Accounts, Letter-of-Credit Rights or Electronic Chattel Paper by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Lender. Borrowers will not create any Chattel Paper without placing a legend on the Chattel Paper acceptable to Lender indicating that Lender has a security interest in the Chattel Paper. Borrowers from time to time may deposit with Lender specific cash collateral to secure specific Obligations; each Borrower authorizes Lender to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

4.3     Pledge of Shares. Enservco hereby pledges, assigns and grants to Lender a security interest in and Lien on all of Enservco’s right, title and interest in the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing (collectively, the “Shares Collateral,” as security for the performance of the Obligations; provided, however, that notwithstanding the foregoing, the term “Shares Collateral” shall not include securities representing at any time more than 65% of the aggregate voting power of the capital stock of a “controlled foreign corporation,” as defined in Section 957 of the Code). The certificate or certificates for the Shares, if any, will be delivered to Lender, accompanied by an instrument of assignment undated and duly executed in blank by Enservco, and Enservco shall cause the books of each entity whose shares are part of the Shares and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default, Lender may effect the transfer of the Shares into the name of Lender and cause new certificates representing such securities to be issued in the name of Lender or its transferee and shall thereafter have the right to exercise all voting rights with respect to the Shares. Enservco will execute and deliver such documents, and take or cause to be taken such actions, as Lender may reasonably request to perfect or continue the perfection of Lender’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Enservco shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default, and all such rights thereupon shall vest in Lender alone.

4.4        Assignment of Insurance. As additional security for the payment and performance of the Obligations, each Borrower hereby assigns to Lender any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of such Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and such Borrower hereby directs the issuer of any such policy to pay all such monies directly to Lender. At any time, whether or not an Event of Default then exists, Lender may (but need not), in Lender’s name or in the appropriate Borrower’s name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy. Subject to Section 2.8, any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Lender to be applied, at the option of Lender, either to the prepayment of the Obligations or shall be disbursed to Borrowers under staged payment terms reasonably satisfactory to Lender for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.

4.5         Lockbox and Blocked Account.

(a)     Each Borrower shall direct all of its Account Debtors to make all payments on the Accounts directly to the Lock Box that such Borrower shall establish for the deposit of all payments received by such Borrower. Each Borrower shall immediately deposit in the Blocked Account all other payments received by such Borrower on Accounts in the identical form in which such payments were received, whether by cash or check. If any Borrower, any Affiliate or Subsidiary, any shareholder, officer, director, employee or agent of any Borrower or any Affiliate or Subsidiary, or any other Person acting for or in concert with any Borrower shall receive any monies, checks, notes, drafts or other payments relating to or as Proceeds of Accounts or other Collateral, such Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Lender and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Blocked Account.

(b)     The financial institution with which the Lock Box and the Blocked Account are established shall acknowledge and agree, in a manner satisfactory to Lender, that the amounts on deposit in the Lock Box and Blocked Account are the sole and exclusive property of Lender, that such financial institution will follow the instructions of Lender with respect to disposition of funds in the Lock Box and Blocked Account without further consent from Borrowers, that such financial institution has no right to setoff against the Lock Box or Blocked Account or against any other account maintained by such financial institution into which the contents of the Lock Box or Blocked Account are transferred, and that such financial institution shall wire, or otherwise transfer in immediately available funds to Lender in a manner satisfactory to Lender, funds deposited in the Blocked Account on a daily basis as such funds are collected.

(c)     Borrowers agree that all payments made to the Lock Box or the Blocked Account or otherwise received by Lender, whether in respect of the Accounts or as Proceeds of other Collateral or otherwise (except for proceeds of Collateral which are required to be delivered to the holder of a Permitted Lien which is prior in right of payment to Lender), will be applied on account of the Obligations in accordance with the terms of this Agreement; provided, that so long as no Default Period is in effect, payments received by Lender shall not be applied to the unmatured portion of the LIBOR Rate Loans, but at Lender’s election either (i) shall be held in a cash collateral account maintained by Lender until the earlier of (a) the last Business Day of the Interest Period applicable to such LIBOR Loan and (b) the occurrence of an Event of Default or (ii) shall be remitted to such deposit account of Borrower as Borrower may request.

(d)     Borrowers agree to pay all customary fees, costs and expenses in connection with opening and maintaining the Lock Box and Blocked Account. All of such fees, costs and expenses if not paid by Borrowers when due, may be paid by Lender and in such event all amounts paid by Lender shall constitute Obligations hereunder, shall be payable to Lender by Borrowers upon demand, and, until paid, shall bear interest at the highest rate then applicable to Advances hereunder. All checks, drafts, instruments and other items of payment or Proceeds of Collateral shall be endorsed by the applicable Borrower to Lender, and, if that endorsement of any such item shall not be made for any reason, Lender is hereby irrevocably authorized to endorse the same on such Borrower’s behalf. For the purpose of this section, each Borrower irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as such Borrower’s true and lawful attorney and agent-in-fact (i) to endorse such Borrower’s name upon such items of payment and/or Proceeds of Collateral and upon any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to any Account of such Borrower or Goods pertaining thereto; (ii) to take control in any manner of any item of payment or Proceeds thereof and (iii) to have access to any lock box or postal box into which any of such Borrower’s mail is deposited, and open and process all mail addressed to such Borrower and deposited therein.

4.6      Collection of Accounts. Lender may, at any time and from time to time following the occurrence and during the continuation of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Obligations, (a) enforce collection of any of Borrowers’ Accounts or other amounts owed to Borrowers by suit or otherwise; (b) exercise all of Borrowers’ rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to any Borrower or any Collateral therefor; (c) surrender, release or exchange all or any part of any Accounts or other amounts owed to any Borrower, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (d) sell or assign any Account of any Borrower or other amount owed to any Borrower upon such terms, for such amount and at such time or times as Lender deems advisable; (e) prepare, file and sign each Borrower’s name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to any Borrower; and (f) do all other acts and things which are necessary, in Lender’s sole discretion, to fulfill Borrowers’ obligations under the Loan Documents and to allow Lender to collect the Accounts or other amounts owed to Borrowers. In addition to any other provision hereof, Lender may at any time, following the occurrence and during the continuation of an Event of Default, at Borrowers’ expense, notify any parties obligated on any of the Accounts to make payment directly to Lender of any amounts due or to become due thereunder.

4.7         Application of Collected Funds.

(a)     For the purpose of determining Availability, the balance in the Blocked Account as of the end of a Business Day shall, without duplication, be applied as a provisional credit against the Revolving Advances (subject to reversal to the extent that any portion of such credited balance is dishonored) at the beginning of the next Business Day.

(b)     For the purpose of determining the Borrowing Base, that portion of the balance in the Blocked Account as of the end of a Business Day consisting of payments on Accounts, without duplication, at Lender’s election, shall be applied to reduce the total amount of Eligible Accounts set forth in the most recent Borrowing Base Certificate delivered to Lender by Borrower as the same may have been previously adjusted pursuant to this Section 4.7(b).

(c)     For the purpose of calculating interest and fees due under this Agreement, Lender shall apply all collected and available funds one (1) Business Day after application of the proceeds pursuant to Section 4.7(a).

4.8         Account Statements. On a monthly basis, Lender shall deliver to Borrowers an account statement showing all Credit Extensions, charges and payments, which shall be deemed final, binding and conclusive upon Borrowers unless Borrowers notify Lender in writing, specifying any error therein, within thirty (30) days of the date such account statement is sent to Borrowers and any such notice shall only constitute an objection to the items specifically identified.

5.           REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1     Due Organization and Qualification. Each Loan Party is a corporation duly existing under the laws of the state in which it is incorporated and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.2     Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within each Loan Party’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in such Loan Party’s organizational documents, nor will they constitute an event of default under any material agreement by which any Loan Party is bound. No Loan Party is in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3     Enforceability. The Loan Documents to which each Loan Party is a party are the legal, valid and binding obligations of such Loan Party and are enforceable against such Loan Party in accordance with their respective terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditor’s rights generally and to general principles of equity.

5.4     Indebtedness. Except for Permitted Indebtedness and the Obligations, no Loan Party is obligated (directly or indirectly), for any loans or other Indebtedness.

5.5     Margin Security and Use of Proceeds. None of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

5.6     Parent, Subsidiaries and Affiliates. Except as set forth in the Disclosure Schedules, no Loan Party has any Parents, Subsidiaries or other Affiliates or divisions, nor is any Loan Party engaged in any joint venture or partnership with any other Person.

5.7     No Defaults. No Loan Party is in default under any material contract, lease or commitment to which it is a party or by which it is bound. Borrowers do not know of any dispute regarding any contract, lease or commitment of any Loan Party which would have a Material Adverse Effect.

5.8     Employee Matters. There are no controversies pending or threatened between any Loan Party and any of its employees, agents or independent contractors other than employee grievances arising in the ordinary course of business which would not, in the aggregate, have a Material Adverse Effect, and each Loan Party is in compliance with all federal and state laws respecting employment and employment terms, conditions and practices except for such non-compliance which would not have a Material Adverse Effect.

5.9     Intellectual Property.

(a)     Intellectual Property Rights. The Disclosure Schedules contain a complete list of all patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and copyrights for which each Loan Party is the owner of record (the “Intellectual Property”). Except as disclosed in the Disclosure Schedules, (i) each Loan Party owns the Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, (ii) no Person other than the applicable Loan Party owns or has been granted any right in the Intellectual Property, (iii) all Intellectual Property is valid, subsisting and enforceable and (iv) the applicable Loan Party has taken all commercially reasonable action necessary to maintain and protect the Intellectual Property. The use of such Intellectual Property by each Loan Party and the operation of its businesses does not infringe any valid and enforceable intellectual property rights of any other Person, except to the extent any such infringement could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon any rights held by any other Person, except to the extent any such infringement could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in the Disclosure Schedules, no claim or litigation regarding any of the foregoing is pending or, to Borrowers’ knowledge, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to Borrowers’ knowledge, proposed, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)     Licensed Intellectual Property. No Loan Party possesses any licenses other than (i) as set forth in the Disclosure Schedules, and (ii) readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks.

5.10     Environmental Matters. No Loan Party has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of each Loan Party comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or to the best of Borrower’s knowledge threatened with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Loan Party or the release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects any Loan Party or its business, operations or assets or any properties at which any Loan Party has transported, stored or disposed of any Hazardous Materials. No Loan Party has material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

5.11     ERISA Matters. Except as set forth in the Disclosure Schedules, neither any Loan Party nor any ERISA Affiliate (a) maintains or has maintained any Pension Plan, (b) contributes or has contributed to any Multiemployer Plan or (c) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the Code or applicable state law). Neither any Loan Party nor any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the Code or applicable state law with respect to any Plan. No Reportable Event exists in connection with any Pension Plan. Each Plan which is intended to qualify under the Code is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan’s tax qualified status. Neither any Loan Party nor any ERISA Affiliate has (i) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan or (iii) any liability or knowledge of any facts or circumstances which could result in any liability to the PBGC, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

5.12     Anti Money Laundering and Economic Sanctions Laws.

(a)     To the extent applicable, each Loan Party and each of its Subsidiaries is in compliance with (i) the Patriot Act in all material respects and (ii) any applicable anti-money laundering laws or any applicable Sanctions requirements of law that in each case are binding on them, except in the case of this clause (ii) where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. To the knowledge of management of Borrowers, none of the Loan Parties, their respective Subsidiaries or their respective officers or directors is an Embargoed Person.

(b)     No part of the proceeds of the Loans will be used, directly or, to the knowledge of management of any Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(c)     None of the Loan Parties or their respective Subsidiaries or, to the knowledge of management of any Borrower, any of their respective officers and directors, will directly or indirectly use any proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Person for the purpose of financing the activities of or with any Person or in any country or territory that, at the time of funding, is an Embargoed Person.

5.13     Collateral.

(a)     Each applicable Loan Party has rights in or the power to transfer the portion of the Collateral, and its title to such Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens.

(b)     All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

(c)     No Equipment is a fixture to real estate unless such real estate is owned by a Loan Party and is subject to a mortgage in favor of Lender, or if such real estate is leased, is subject to a landlord’s agreement in favor of Lender on terms acceptable to Lender, or an accession to other personal property unless such personal property is subject to a first priority lien in favor of Lender.

(d)     Except as set forth in the Disclosure Schedules, none of the Collateral is maintained or invested with a Person other than Lender or Lender’s affiliates.

5.14     Name; Location of Chief Executive Office; Locations of Collateral. Except as disclosed in the Disclosure Schedules, no Loan Party has done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of each Borrower, at which such Borrower keeps its books, records and accounts (or copies thereof) concerning the Collateral, is located in the Chief Executive Office State at the address indicated in Section 10 hereof; the chief executive office of each Loan Party (other than Borrowers), at which such Loan Party keeps its books, records and accounts (or copies thereof) concerning the Collateral, is disclosed in the Disclosure Schedules. The Collateral, including the Equipment (except any part thereof which Borrowers shall have advised Lender in writing consists of Collateral normally used in more than one state) is kept, or, in the case of vehicles, based, only at the address set forth in Section 10 hereof, and at other locations within the continental United States of which Lender has been advised by Borrowers in writing.

5.15     Litigation. Except as set forth in the Disclosure Schedules, there are no actions or proceedings pending by or against any Loan Party before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect. No Loan Party has any Commercial Tort Claims pending other than those set forth in the Disclosure Schedules and those of which Lender has been advised by Borrowers in writing.

5.16     Accuracy of Financial Statements. All consolidated and consolidating financial statements related to any Loan Party that are delivered by Borrowers to Lender fairly present in all material respects the financial condition of the Loan Parties as of the date thereof and the results of operations of such Persons for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of the Loan Parties since the date of the most recent audited financial statements submitted to Lender.

5.17     Solvency, Payment of Debts. Each Loan Party is able to pay its debts (including trade debts) as they mature; the fair saleable value of such Loan Party’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and no Loan Party is left with unreasonably small capital after the transactions contemplated by this Agreement.

5.18     Compliance with Laws and Regulations. Each Loan Party has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from any Loan Party’s failure to comply with ERISA that is reasonably likely to result in such Loan Party’s incurring any liability that could have a Material Adverse Effect. No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Each Loan Party has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Each Loan Party is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. No Loan Party violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. Each Loan Party has filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

5.19     Government Consents. Each Loan Party has obtained all consents, approvals, franchises, certificates, licenses, permits and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of such Loan Party’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.20     Affiliate Transactions. Except as set forth in the Disclosure Schedules, no Loan Party is conducting, permitting or suffering to be conducted, transactions with any Affiliate other than transactions with Affiliates for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to such Loan Party than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

5.21     Names and Trade Names. Each Borrower’s name has always been as set forth on the first page of this Agreement and no Loan Party uses any trade names, assumed names, fictitious names or division names in the operation of its business, except as set forth in the Disclosure Schedules.

5.22     Accounts and Equipment. Each Account or item of Equipment which Borrowers shall, expressly or by implication, request Lender to classify as an Eligible Account or as Eligible Equipment, respectively, shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the respective definitions of “Eligible Account” and “Eligible Equipment” as set forth herein and as otherwise established by Lender from time to time.

5.23     Full Disclosure. No representation, warranty or other statement made by any Borrower in any certificate or written statement furnished to Lender taken together with all such certificates and written statements furnished to Lender contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Lender that the projections and forecasts provided by Borrowers in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6.     AFFIRMATIVE COVENANTS.

Each Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as Lender may have any commitment to make a Credit Extension hereunder, such Borrower shall do all of the following:

6.1     Good Standing and Government Compliance. Each Borrower shall maintain, and at Lender’s request provide Lender evidence of, its organizational existence and good standing in the state in which it is organized, shall maintain, and at Lender’s request provide Lender evidence of, qualification and good standing in each other jurisdiction in which the failure to so qualify could have a Material Adverse Effect, and shall furnish to Lender the organizational identification number issued to such Borrower by the authorities of the state in which such Borrower is organized, if applicable. Each Loan Party other than Borrowers shall maintain, and at Lender’s request provide Lender evidence of, its organizational existence and good standing in its state of organization, shall maintain, and at Lender’s request provide Lender evidence of, qualification and good standing in each other jurisdiction in which the failure to so qualify could have a Material Adverse Effect, and shall furnish to Lender the organizational identification number issued to such Loan Party by the authorities of the state in which such Loan Party is organized, if applicable. Each Loan Party shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Each Loan Party shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could have a Material Adverse Effect. Each Loan Party shall comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2     Financial Statements, Collateral Reports and Certificates. Borrowers shall deliver the following to Lender:

(a)     as soon as available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year, audited consolidated and consolidating financial statements of Borrowers and their respective Subsidiaries prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified on such financial statements of an independent certified public accounting firm selected by Borrowers and reasonably acceptable to Lender and a copy of any management letter sent to Borrowers by such accountants;

(b)     as soon as available, but in any event within, as applicable, (i) thirty (30) days after the end of each calendar month, in the case of each month other than a month that is the last month of a calendar quarter, or (ii) forty-five (45) days after the end of each month that is the last month of a calendar quarter, company-prepared consolidated and consolidating financial statements of Borrowers and their respective Subsidiaries, including a balance sheet and statements of income, retained earnings and cash flow, and a comparison against budget for such period, in a form reasonably acceptable to Lender and certified by a Responsible Officer of Administrative Borrower;

(c)     no earlier than ninety (90) days prior to and no later than the beginning of each Fiscal Year, the Loan Parties’ financial and business projections and budget (including a balance sheet, an income statement, a statement of cash flows, an availability projection, a projection of Capital Expenditures, and a demonstration of pro forma financial covenant compliance) of Borrowers and their respective Subsidiaries, presented in a month-by-month format, for such Fiscal Year, with written certification signed by a Responsible Officer of Administrative Borrower of approval thereof by Enservco’s board of directors, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by Lender;

(d)     such sales projections, budgets, operating plans or other financial information generally prepared by Borrowers in the ordinary course of business as Lender may reasonably request from time to time;

(e)     at Lender’s request, within thirty (30) days after the last day of each fiscal quarter during which any Loan Party has made any applications or registrations in respect of any Patents, Copyrights or Trademarks, a report signed by Borrowers, in form and substance reasonably satisfactory to Lender, listing such applications or registrations listing any such applications or registrations that any Loan Party has made or filed and the status of any outstanding applications or registrations, as well as any material change in each Loan Party’s Patents, Copyrights or Trademarks, including but not limited to any subsequent ownership right of any Loan Party in or to any Trademark, Patent or Copyright not previously identified to Lender;

(f)     concurrently with delivery of the monthly financial statements required by clause (b) above and the annual financial statements required by clause (a) above, a Compliance Certificate certified as of the last day of the applicable month or Fiscal Year and signed by a Responsible Officer of Administrative Borrower, in substantially the form of Exhibit E hereto;

(g)     as soon as available, but in any event within twenty-five (25) days after the end of each calendar month, as of the last day of the immediately preceding month (or, during a Weekly Collateral Reporting Trigger Period, at least once each week, no later than Friday of such week, as of Friday of the immediately preceding week), an executed Borrowing Base Certificate which, at Lender’s request, shall be accompanied by reports of the following: (i) sales, (ii) cash receipts, (iii) purchases, (iv) non-cash charges, (v) credit memo journals, (vi) an accounts receivable “roll-forward” and (vii) an updated Equipment listing. Such Borrowing Base Certificate shall reflect the activity of Borrowers with respect to Accounts for the immediately preceding month or week (as applicable), and shall be in a form and with such specificity as is satisfactory to Lender and shall contain such additional information concerning Accounts and Equipment as may be reasonably requested by Lender;

(h)     as soon as practicable, but in any event within twenty-five (25) days after the end of each calendar month, (i) a summary and detailed aging by invoice date of Borrowers’ Accounts, in form and substance satisfactory to Lender, in its Permitted Discretion, (ii) a summary and detailed aging of Borrowers’ accounts payable in form and substance satisfactory to Lender in its Permitted Discretion, (iii) a perpetual Equipment report for Borrowers, setting forth each category of Equipment and the cost value of such Equipment and otherwise in form and substance satisfactory to Lender in its Permitted Discretion, and (iv) reconciliations of Accounts, accounts payable, and loan balances to the general ledger;

(i)     Upon Lender’s request from time to time, a list of the names and addresses of all Account Debtors of Borrowers;

(j)     promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which any Loan Party files with the SEC, as well as promptly providing to Lender copies of any reports and proxy statements delivered to its shareholders; and

(k)     promptly following request therefor by Lender, (i) a listing of any held checks, and (ii) such other business or financial data, reports, appraisals and projections as Lender may reasonably request.

Borrowers may deliver to Lender on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Lender shall be entitled to rely on the information contained in the electronic files, provided that Lender in good faith believes that the files were delivered by a Responsible Officer of Administrative Borrower. If Borrowers deliver any such information electronically, Borrowers shall also deliver such information to Lender by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within five (5) Business Days after Borrowers’ electronic submission of such information.

6.3     [Reserved].

6.4     Taxes. Each Loan Party shall make due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Lender, on demand, proof satisfactory to Lender indicating that such Loan Party has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that no Loan Party need make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by such Loan Party.

6.5     Insurance.

(a)     Each Loan Party, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where such Loan Party’s business is conducted on the date hereof. Each Loan Party shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar in size and scope to such Loan Party’s business.

(b)     All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Lender. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Lender, showing Lender as a lender’s loss payee, and all liability insurance policies shall show Lender as an additional insured and, in each case, specify that the insurer must give at least twenty (20) days’ notice to Lender before canceling its policy for any reason. Upon Lender’s request, Borrowers shall deliver to Lender certified copies of the policies of insurance and evidence of all premium payments. Subject to Section 2.08(b), if no Default Period is in effect, proceeds payable under any casualty policy will, at Borrowers’ option, be payable to the applicable Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Lender has been granted a first priority security interest. If a Default Period is in effect, all proceeds payable under any such policy shall, at Lender’s option, be payable to Lender to be applied on account of the Obligations.

6.6     Primary Depository. Each Loan Party shall maintain its primary depository and operating accounts with Lender. Each Loan Party shall cause all banks or other depositary institutions with which such Loan Party maintains any deposit account to enter into a deposit account control agreement with Lender, in form and reasonably substance satisfactory to Lender.

6.7     Financial Covenants. Borrowers shall maintain the following financial ratios and covenants:

(a)     Liquidity. At all times that a Liquidity Testing Trigger Period is in effect, Liquidity of not less than $1,500,000.

(b)     Fixed Charge Coverage Ratio. A Fixed Charge Coverage Ratio of at least 1:10 to 1.00.

Lender shall test Borrower’s compliance with the financial covenant set forth in clause (a) of this Section 6.7 at all times that a Liquidity Testing Trigger Period is in effect. Lender shall test Borrowers’ compliance with the financial covenant set forth in clause (b) of this Section 6.7 as of the last day of each month, commencing June 30, 2017, for, as applicable, (i) the trailing twelve-month period ended on such date or (ii) the shorter cumulative period commencing on January 1, 2017 and ended on such compliance test date.

6.8     Maintenance of Books and Records. Each Loan Party shall at all times keep accurate and complete books, records and accounts with respect to all of such Loan Party’s business activities, in accordance with GAAP.

6.9     Notices. Borrowers shall provide written notice to Lender of the following:

(a)     Locations. Promptly upon becoming aware of (but in no event less than ten (10) days prior to the occurrence thereof) the proposed opening of any new place of business or new location of Collateral, the closing of any existing place of business or location of Collateral, any change of in the location of any Loan Party’s books, records and accounts (or copies thereof), the opening or closing of any post office box, the opening or closing of any bank account or, if any of the Collateral consists of Goods of a type normally used in more than one state, the use of any such Goods in any state other than a state in which such Loan Party has previously advised Lender that such Goods will be used.

(b)     Eligible Accounts and Equipment. Promptly upon becoming aware thereof, if any Account or Equipment identified by Borrowers to Lender as an Eligible Account or Eligible Equipment becomes ineligible for any reason.

(c)     Litigation and Proceedings. Promptly upon becoming aware thereof, (i) of any litigation, arbitration, governmental investigation or other actions or proceedings which are pending or threatened against any Loan Party or any Subsidiary or to which any of the properties of any thereof is subject which involves an amount in controversy in excess of $250,000 or which could reasonably be expected to have a Material Adverse Effect, and (ii) of any Commercial Tort Claims of any Loan Party which may arise.

(d)     Names and Trade Names. Within ten (10) days after the change of any Loan Party’s name or the use of any trade name, assumed name, fictitious name or division name not previously disclosed to Lender in writing.

(e)     ERISA Matters. Promptly upon (i) the occurrence of any Reportable Event which might result in the termination by the PBGC of any Plan covering any officers or employees of any Loan Party, any benefits of which are, or are required to be, guaranteed by the PBGC, (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefore, (iii) its intention to terminate or withdraw from any Plan, (iv) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, (v) the failure of any Loan Party or any ERISA Affiliate of any member of the Controlled Group or any other Person to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Plan, (vi) the taking of any action with respect to a Pension Plan which could result in the requirements that any Loan Party furnish a bond or other security to the PBGC or such Pension Plan, (vii) the occurrence of any event with respect to any Pension Plan or Multiemployer Plan which could result in the incurrence by any ERISA Affiliate or any member of the Controlled Group of any liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Plan) in excess of $250,000, (viii) any increase in excess of $250,000 in the contingent liability of any Loan Party with respect to any post-retirement welfare plan benefit, or (ix) any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

(f)     Environmental Matters. Immediately upon becoming aware of any investigation, proceeding, complaint, order, directive, claim, citation or notice with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Loan Party or the generation, use, storage, treatment, transportation, manufacture handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter which affects any Loan Party or its business operations or assets or any properties at which any Loan Party has transported, stored or disposed of any Hazardous Materials unless the foregoing could not reasonably be expected to result in liability to the Loan Parties in excess of $250,000, or which could reasonably be expected to have a Material Adverse Effect.

(g)     Default; Material Adverse Change. Promptly of (i) any Material Adverse Effect, (ii) the occurrence of any Event of Default hereunder, or (iii) the occurrence of any event which, if uncured, will become an Event of Default after notice or lapse of time (or both).

All of the foregoing notices shall be provided by Borrowers to Lender in writing and shall describe the steps being taken by any Loan Party or any Subsidiary affected thereby with respect thereto.

6.10     Compliance with Laws and Maintenance of Permits. Each Loan Party shall maintain all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect and such Loan Party shall remain in compliance with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure with which to comply would have a Material Adverse Effect. Following any determination by Lender that there is non-compliance, or any condition which requires any action by or on behalf of any Loan Party in order to avoid non-compliance, with any Environmental Law, at Borrower’s expense cause an independent environmental engineer acceptable to Lender to conduct such tests of the relevant site(s) as are appropriate and prepare and deliver a report setting forth the results of such tests, a proposed plan for remediation and an estimate of the costs thereof.

6.11     Inspection and Field Examinations. Each Loan Party shall permit Lender, or any Persons designated by Lender, to call at such Loan Party’s places of business at any reasonable times, and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from such Loan Party’s books, records, journals, orders, receipts and any correspondence and other data relating to such Loan Party’s business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning such Loan Party’s business as Lender may consider reasonable under the circumstances. Notwithstanding the foregoing, no such inspections of the Collateral by Lender or any Persons designated by Lender, shall unduly interfere with any Loan Party’s use of said Collateral in the ordinary course of its business. Borrowers shall furnish to Lender such information relevant to Lender’s rights under the Loan Documents as Lender shall at any time and from time to time request. Lender, through its officers, employees or agents shall have the right, at any time and from time to time, in Lender’s name, to verify the validity, amount or any other matter relating to any of Borrowers’ Accounts, by mail, telephone, telecopy, electronic mail, or otherwise, provided that prior to the occurrence of an Event of Default, Lender shall conduct such verification in the name of a nominee of Lender or in a Borrower’s name. Each Borrower authorizes Lender to discuss the affairs, finances and business of the Loan Parties with any officers, employees or directors of such Borrower or with its Parent or any Affiliate or the officers, employees or directors of its Parent or any Affiliate, and to discuss the financial condition of the Loan Parties with such Borrower’s independent public accountants. Any such discussions shall be without liability to Lender or to such independent public accountants. For each inspection or audit conducted by Lender hereunder, Borrowers shall pay to Lender (a) fees at Lender’s then-current per diem rate (which, as of the Closing Date, is $950 per auditor), plus (b) all costs and out-of-pocket expenses incurred by Lender. All such fees, costs and expenses shall constitute Obligations hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. Unless a Default Period is then in effect, Lender will conduct no more than two (2) inspections or audits in any year of the term of this Agreement.

6.12     Equipment Appraisals. Borrower shall permit Lender to engage an independent appraiser satisfactory to Lender in its Permitted Discretion to conduct periodic appraisals of Borrower’s Equipment. Each such appraisal shall be at Borrower’s expense. Unless a Default Period is then in effect, Lender will conduct no more than two (2) appraisals of Borrowers’ Equipment in any year of the term of this Agreement.

6.13     Collateral. Each Loan Party shall keep the Collateral in good condition, repair and order, ordinary wear and tear excepted, and shall make all necessary repairs to the Equipment and replacements thereof so that the operating efficiency and the value thereof shall at all times be preserved and maintained in all material respects. Subject to the limitations on inspection rights set forth in Section 6.11, each Loan Party shall permit Lender to examine any of the Collateral at any time and wherever the Collateral may be located and, each Loan Party shall, immediately upon request therefor by Lender, deliver to Lender any and all evidence of ownership of any of the Equipment including certificates of title and applications of title. Each Loan Party shall, at the request of Lender, indicate on its records concerning the Collateral a notation, in form satisfactory to Lender, of the security interest of Lender hereunder.

6.14     Use of Proceeds. Borrowers shall use the proceeds of each Credit Extension solely for Borrowers’ business purposes, consistent with Borrowers’ business as conducted on the Closing Date.

6.15     Intellectual Property. Each Loan Party shall maintain adequate licenses, Patents, Copyrights, Trademarks and other Intellectual Property to continue its business as heretofore conducted by it or as hereafter conducted by it unless the failure to maintain any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

6.16     Patriot Act, Bank Secrecy Act and Office of Foreign Assets Control. As required by federal law and the Lender’s policies and practices, Lender may need to obtain, verify and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services and Borrowers agree to provide such information. In addition, and without limiting the foregoing sentence, Borrowers shall (a) ensure, and cause each other Loan Party to ensure, that no Person who owns a controlling interest in or otherwise controls any Borrower or such other Loan Party is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by OFAC, the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable bank secrecy act laws and regulations.

6.17     [Reserved].

6.18     Creation of Subsidiaries. If any Loan Party creates any new Subsidiary, Borrowers shall promptly notify Lender of the creation of such new Subsidiary and take all such action as may be reasonably required by Lender to cause such new Subsidiary, if a domestic Subsidiary, to guarantee the Obligations of Borrowers under the Loan Documents and to grant a continuing pledge and security interest in and to the collateral of such new domestic Subsidiary (substantially as described on Exhibit B hereto), and the applicable Borrower (or the applicable Subsidiary) shall grant and pledge to Lender a perfected security interest in 100% of the Shares of such new Subsidiary, if a domestic Subsidiary or in 65% of the Shares of such new Subsidiary, if such new Subsidiary is a foreign Subsidiary.

6.19     Further Assurances. At any time and from time to time each Loan Party shall execute and deliver such further instruments and take such further action as may reasonably be requested by Lender to effect the purposes of this Agreement.

7.     NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Lender may have any commitment to make any Credit Extensions, such Borrower will not do any of the following:

7.1     Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any other Loan Party to Transfer, all or any part of its business or property, or, subject to Section 6.6, move cash balances on deposit with Lender to accounts opened at another financial institution, other than Permitted Transfers.

7.2     Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year. Change its name or the Borrower State or relocate its chief executive office without 30 days prior written notification to Lender; permit any other Loan Party to change its name or state of organization or relocate its chief executive office without 30 days’ prior written notification to Lender; replace, or permit any other Loan Party to replace, its chief executive officer or chief financial officer (i) without prompt notice to Lender and (ii) unless a replacement for such officer is approved by such Person’s Board of Directors and engaged by such Person within ninety (90) days after such change; engage in any business, or permit any of the other Loan Parties to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by such Persons; or change or permit any other Loan Party to change, its fiscal year end.

7.3     Mergers or Acquisitions. Without Lender’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any merger or consolidation or permit any other Loan Party to do so; purchase the stock, other equity interests or all or a material portion of the assets of any Person or division of such Person or permit any other Loan Party to do so; or enter into any other transaction outside the ordinary course of such Borrower’s or any other Loan Party’s business, including any purchase, redemption or retirement of any shares of any class of its stock or any other equity interest, and any issuance of any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock or any other equity interest. Without Lender’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, no Loan Party shall form any Subsidiaries or enter into any joint ventures or partnerships with any other Person.

7.4     Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any other Loan Party to do so, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on such Borrower or any other Loan Party an obligation to prepay any Indebtedness, except Indebtedness to Lender.

7.5     Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any other Loan Party to do so, except for Permitted Liens, or covenant to any other Person that such Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property, or permit any other Loan Party to do so.

7.6     Distributions. Declare or pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock or other applicable equity interest in such Borrower, or permit any other Loan Party to do so. Notwithstanding the foregoing to the contrary, (a) so long as such Borrower is a “pass-through” tax entity for United States federal income tax purposes, provided no Default Period is in effect, and after first providing such supporting documentation as the Lender may request (including the personal state and federal tax returns (and all schedules thereto) of each Owner) net of any prior year loss carry-forward, such Borrower (and any applicable Parent) may pay Pass-Through Tax Liabilities; and (b) so long as the Payment Conditions have been satisfied, any Borrower may make lawful dividends or distributions to its Owners.

7.7     Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any other Loan Party to do so, other than Permitted Investments, or maintain or invest any of its property with a Person other than Lender or Lender’s Affiliates or permit any other Loan Party to do so unless such Person has entered into a control agreement with Lender, in form and substance satisfactory to Lender, or suffer or permit any other Loan Party to be a party to, or be bound by, an agreement that restricts such Loan Party from paying dividends or otherwise distributing property to such Borrower.

7.8     Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of such Borrower, or permit any other Loan Party to do so, except for transactions that are in the ordinary course of such Loan Party’s business, upon fair and reasonable terms that are no less favorable to such Loan Party than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9     Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any other Loan Party to make any such payment, except in compliance with the terms of such Subordinated Debt and the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision of any document evidencing such Subordinated Debt, except in compliance with the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision affecting Lender’s rights contained in any documentation relating to the Subordinated Debt without Lender’s prior written consent.

7.10     Location of Equipment. Store any Equipment with a bailee, warehouseman, or similar third party unless the third party has been notified of Lender’s security interest and Lender has received a bailment agreement or other acknowledgment from the third party that it is holding or will hold such Equipment for Lender’s benefit, which bailment agreement or other acknowledgment shall be in form and substance satisfactory to Lender in its Permitted Discretion. Except for such other locations as Lender may approve in writing, each Loan Party shall keep the Equipment only at the location set forth in Section 10 and such other locations as are listed on the Disclosure Schedules or of which Borrowers give Lender prior written notice. No Loan Party shall (a) permit any Equipment to become a Fixture to real property unless such real property is owned by such Loan Party and is subject to a mortgage in favor of Lender, or if such real estate is leased, is subject to a landlord’s agreement in favor of Lender on terms acceptable to Lender, or (b) permit any Equipment to become an accession to any other personal property unless such personal property is subject to a first priority lien in favor of Lender.

7.11     No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose, or permit any other Loan Party to do so.

7.12     Capital Expenditure Limitations. Borrowers shall not make any Capital Expenditure if, after giving effect to such Capital Expenditure, the aggregate cost of all Capital Expenditures made by Borrowers, collectively, in any Fiscal Year would exceed $2,500,000. For Fiscal Year 2018 and each subsequent Fiscal Year, in addition to making Capital Expenditures in an aggregate amount of up to $2,500,000 for such Fiscal Year, Borrowers may carry over to, and use in, such Fiscal Year any unused permitted Capital Expenditures allocation from the immediately preceding Fiscal Year.

7.13     Settling of Accounts. During any Default Period, no Loan Party shall settle or adjust any Account without the consent of Lender.

7.14     Article 8. Borrowers shall not permit any of the operating agreements, limited partnership agreements or other agreements governing any of its equity interests, or the equity interests of any of their respective Subsidiaries, to provide that the equity interests governed thereby are securities governed by Article 8 of the UCC as in effect in any relevant jurisdiction or permit such equity interests to be certificated.

7.15     ERISA. Except as disclosed to the Lender in writing prior to the date hereof, directly or through any ERISA Affiliate, (a) adopt, create, assume or become a party to any Pension Plan, (b) incur any obligation to contribute to any Multiemployer Plan, (c) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (d) amend any Plan in a manner that would materially increase its funding obligations.

8.     EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Agreement:

8.1     Payment Default. If Borrowers fail to pay when due any payment of principal or interest due on the Credit Extensions, or Borrowers fail to pay any fee within three (3) Business Days after the due date thereof, or Borrowers fail to pay any Lender Expenses or any other amount payable hereunder or under any Loan Document within ten (10) Business Days after the due date thereof;

8.2     Covenant Default.

(a)     If the Loan Parties fail to perform any obligation under Section 6 or violate any of the covenants contained in Section 7 of this Agreement; or

(b)     If any Loan Party fails or neglects to perform or observe any other term, provision, condition or covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between any Loan Party and Lender and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within thirty (30) days after any Borrower receives notice thereof or any officer of a Borrower becomes aware thereof;

8.3     Defective Perfection. If Lender shall receive at any time following the Closing Date an SOS Report indicating that except for Permitted Liens, Lender’s Lien on the Collateral is not prior to all other security interests or Liens of record reflected in the report;

8.4     Levy, Seizure or Attachment. If any material portion of any Loan Party’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) Business Days, or if any Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of any Loan Party’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of any Loan Party’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within five (5) days after the applicable Loan Party receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by the applicable Loan Party (provided that no Credit Extensions will be made during such cure period);

8.5     Insolvency. If any Loan Party becomes insolvent, or if an Insolvency Proceeding is commenced by any Loan Party, or if an Insolvency Proceeding is commenced against any Loan Party and is not dismissed or stayed within sixty (60) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6     Other Agreements. If there is a default or other failure to perform in any agreement to which any Loan Party is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $100,000 or that would reasonably be expected to have a Material Adverse Effect;

8.7     Subordinated Debt. If any Loan Party makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Lender relating to such Subordinated Debt;

8.8     Judgments. If one or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least $100,000 (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against any Loan Party and the same are not within ten (10) Business Days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order or decree);

8.9     Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Lender by any Responsible Officer pursuant to this Agreement or to induce Lender to enter into this Agreement or any other Loan Document;

8.10     Material Adverse Effect. If a Material Adverse Effect occurs, as determined by Lender in its Permitted Discretion or if any event occurs which, in Lender’s Permitted Discretion, could have a Material Adverse Effect;

8.11     Guaranty. If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or any security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Lender in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.8 occur with respect to any guarantor; or

8.12     Change in Control. If any Change in Control occurs.

9.     LENDER’S RIGHTS AND REMEDIES.

9.1     Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:

(a)     Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Lender);

(b)     Demand that Borrowers (i) deposit cash with Lender in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrowers shall promptly deposit and pay such amounts;

(c)     Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement or under any other agreement between any Borrower and Lender;

(d)     settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order Lender considers advisable in Lender’s Permitted Discretion;

(e)     Make such payments and do such acts as Lender considers necessary or reasonable to protect its security interest in the Collateral. Borrowers agree to assemble the Collateral if Lender so requires, and to make the Collateral available to Lender as Lender may designate. Borrowers authorize Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Lender’s determination appears to be prior or superior to its Lien and to pay all expenses incurred in connection therewith. With respect to any of Borrowers’ owned premises, Borrowers hereby grant Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(f)     Set off and apply to the Obligations any and all (i) balances and deposits of Borrowers held by Lender, and (ii) indebtedness at any time owing to or for the credit or the account of any Borrower held by Lender;

(g)     Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Lender is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, each Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section 9.1, each Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit;

(h)     Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers’ premises) as Lender determines is commercially reasonable in Lender’s Permitted Discretion, and apply any proceeds to the Obligations in whatever manner or order Lender deems appropriate in Lender’s Permitted Discretion. Lender may sell the Collateral without giving any warranties as to the Collateral. Lender may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Lender sells any of the Collateral upon credit, Borrowers will be credited only with payments actually made by the purchaser, received by Lender, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Lender may resell the Collateral and Borrowers shall be credited with the proceeds of the sale;

(i)     Lender may credit bid and purchase at any public sale;

(j)     Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of any Borrower, any guarantor or any other Person liable for any of the Obligations; and

(k)     Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers or any Guarantor.

Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2     Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably appoints Lender (and any of Lender’s designated officers, or employees) as such Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Lender’s security interest in the Accounts; (b) endorse such Borrower’s name on any checks or other forms of payment or security that may come into Lender’s possession, cash or deposit such checks or other items of payment or security, and apply to the Obligations all proceeds of such checks or other items; (c) sign such Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral and apply all cash sale proceeds to the Obligations; (e) make, settle, and adjust all claims under and decisions with respect to such Borrower’s policies of insurance and apply to the Obligations all amounts received by Lender pursuant to such policies; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Lender determines to be reasonable, and apply to the Obligations all amounts received by Lender in connection with any such settlement and adjustment; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral. The appointment of Lender as each Borrower’s attorney in fact, and each and every one of Lender’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Lender’s obligation to provide advances hereunder is terminated.

9.3     Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Lender may notify any Person owing funds to any Borrower of Lender’s security interest in such funds and verify the amount of such Account. Each Borrower shall collect all amounts owing to such Borrower for Lender, receive in trust all payments as Lender’s trustee, and immediately deliver such payments to Lender in their original form as received from the account debtor, with proper endorsements for deposit.

9.4     Lender Expenses. If Borrowers fail to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Lender may do any or all of the following after reasonable notice to Borrowers: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Lender deems necessary to protect Lender from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Lender deems prudent in Lender’s Permitted Discretion. Any amounts so paid or deposited by Lender shall constitute Lender Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Lender shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement.

9.5     Lender’s Liability for Collateral. Lender has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

9.6     No Obligation to Pursue Others. Lender has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Lender may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Lender’s rights against Borrowers. Each Borrower waives any right it may have to require Lender to pursue any other Person for any of the Obligations.

9.7     Remedies Cumulative. Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default on Borrowers’ part shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it. No waiver by Lender shall be effective unless made in a written document signed on behalf of Lender and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrowers expressly agree that this Section 9.7 may not be waived or modified by Lender by course of performance, conduct, estoppel or otherwise.

9.8     Demand; Protest. Except as otherwise provided in this Agreement, each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10.     NOTICES.

Unless otherwise provided in this Agreement, all notices, demands and other communications by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements, compliance certificates and other informational documents which may be sent by first-class mail, postage prepaid or e-mail) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, to Borrower or to Lender, as the case may be, at its addresses set forth below:

If to Borrower:                   c/o ENSERVCO CORPORATION
501 S. Cherry Street, Suite 1000
Denver, CO 80246
Attn:     Ian Dickinson
E-mail: idickinson@enservco.com

If to Lender:                       EAST WEST BANK
135 N. Los Robles Avenue, 6th Floor
Pasadena, CA 91101
Attn:     Nima Rassouli
E-mail: nima.rassouli@eastwestbank.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.     CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL PREFERENCE.

11.1     Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrowers and Lender hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Los Angeles, State of California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Lender. Each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Administrative Borrower at the address set forth in, or subsequently provided by Administrative Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon Administrative Borrower’s actual receipt thereof.

11.2     JURY TRIAL WAIVER. BORROWERS AND LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

11.3     JUDICIAL REFERENCE PROVISION. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Los Angeles County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Los Angeles County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential, and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Los Angeles County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure§ 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12.     GENERAL PROVISIONS.

12.1     Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by any Borrower without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole discretion. Lender shall have the right without the consent of or notice to Borrowers to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights and benefits hereunder.

12.2     Indemnification. Borrowers shall defend, indemnify and hold harmless Lender and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement or any other Loan Document; and (b) all losses or Lender Expenses in any way suffered, incurred, or paid by Lender, its officers, employees and agents as a result of or in any way arising out of, transactions between Lender and Borrowers whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Lender’s gross negligence or willful misconduct.

12.3     Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4     Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5     Correction of Loan Documents. Lender may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.6     Amendments in Writing, Integration. All amendments to or termination of this Agreement or the other Loan Documents must be in writing and signed by the parties to this Agreement or to such other Loan Document, as applicable. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the other Loan Documents.

12.7     Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement or any of the Loan Documents by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

12.8     Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Lender has any obligation to make any Credit Extension to Borrowers. The obligations of Borrowers to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run.

12.9     Confidentiality. In handling any confidential information, Lender and all employees and agents of Lender shall exercise the same degree of care that Lender exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Lender in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrowers and have delivered a copy to Borrowers, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Lender, (v) to Lender’s accountants, auditors and regulations, and (vi)  as Lender may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Lender when disclosed to Lender, or becomes part of the public domain after disclosure to Lender through no fault of Lender; or (b) is disclosed to Lender by a third party, provided Lender does not have actual knowledge that such third party is prohibited from disclosing such information. Notwithstanding the foregoing, Borrowers hereby consent to Lender’s publishing a tombstone or similar advertising material relating to the financial transaction contemplated by this Agreement.

12.10     Patriot Act. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account, all in compliance with the Patriot Act. WHAT THIS MEANS FOR YOU: when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your driver’s license or other identifying documents.

12.11     No Consequential Damages. No party to this Agreement or any other Loan Document, nor any agent or attorney of such party or Lender, shall be liable to any other party to this Agreement or any other Person on any other theory of liability of any special, indirect, consequential or punitive damages.

12.12     Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Lender the prompt payment and performance of, all Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and performance and not of collection, that such obligations shall not be discharged until payment in full, in cash, of the Obligations and termination of all of Lender’s obligations hereunder to extend credit (such payment and termination, “Full Payment”), and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the United States Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the United States Bankruptcy Code or otherwise; (g) the disallowance of any claims of Lender against any Obligor for the repayment of any Obligations under Section 502 of the United States Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment.

12.13     Waivers.

(a)     Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Lender to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Borrower. It is agreed among each Borrower and Lender that the provisions of Sections 12.12 through 12.17 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Lender would decline to make Revolving Advances. Each Borrower acknowledges that its guaranty pursuant to Section 12.12 is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)     Lender may, in its discretion, pursue such rights and remedies as it deems appropriate, including realization upon Collateral or any real estate by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies hereunder. If, in taking any action in connection with the exercise of any rights or remedies, Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Lender may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Lender or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under Section 12.12, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.

12.14     Extent of Liability; Contribution.

(a)     Notwithstanding anything herein to the contrary, each Borrower’s liability under Section 12.12 shall not exceed the greater of (i) all amounts for which such Borrower is primarily liable, as described in clause (c) below, and (ii) such Borrower’s Allocable Amount.

(b)     If any Borrower makes a payment under Section 12.12 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower without rendering such payment voidable under Section 548 of the United States Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c)     Section 12.14(a) shall not limit the liability of any Borrower to pay or guarantee Revolving Advances made directly or indirectly to it (including Revolving Advances hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), Bank Products and Hedging Obligations incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Lender shall have the right, at any time in its discretion, to condition Revolving Advances upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of Revolving Advances to a Borrower based on that calculation.

12.15     Joint Enterprise. Each Borrower has requested that Lender make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Lender’s willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

12.16     Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to Full Payment.

12.17     Borrower Agent. Each Borrower hereby designates Enservco Corporation (“Administrative Borrower”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Revolving Advances, designation of interest rates, delivery or receipt of communications, delivery of Borrowing Base and financial information and reports, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Lender. Administrative Borrower hereby accepts such appointment. Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Administrative Borrower on behalf of any Borrower. Lender may give any notice or communication with a Borrower hereunder to Administrative Borrower Agent on behalf of such Borrower. Lender shall have the right, in its discretion, to deal exclusively with Administrative Borrower for all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, delivery, representation, agreement, action, omission or undertaking by Administrative Borrower hereunder shall be binding upon and enforceable against such Borrower.

12.18     One Obligation. The Revolving Advances and other Obligations all constitute one general obligation of Borrowers and are secured by Lender’s Lien on all Collateral; provided, however, that Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

12.19     Publicity. Borrowers hereby authorize Lender to make appropriate announcements of the financial arrangement between Borrowers and Lender, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Lender shall deem appropriate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

BORROWERS:

ENSERVCO CORPORATION,
a Delaware corporation

By:  /s/ Ian Dickinson
Name:     Ian Dickinson
Title:  President and Chief Executive Officer

DILLCO FLUID SERVICE, INC.,
a Kansas corporation

By:    /s/ Ian Dickinson
Name:  Ian Dickinson
Title:    President and Chief Executive Officer

HEAT WAVES HOT OIL SERVICES LLC,
a Colorado limited liability company

By:      /s/ Ian Dickinson
Name:      Ian Dickinson
Title:   Manager and President

HEAT WAVES WATER MANAGEMENT, LLC,
a Colorado limited liability company

By:   /s/ Ian Dickinson
Name:    Ian Dickinson
Title:    Manager and President

Loan and Security Agreement

LENDER: EAST WEST BANK, a California banking corporation By: /s/ Nima Michael Rassouli Name: Nima Michael Rassouli Title: Vice President

Loan and Security Agreement

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to any Loan Party arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by any Loan Party and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by any Loan Party and any Loan Party’s Books relating to any of the foregoing.

“Administrative Borrower” has the meaning assigned in Section 12.17.

“Affiliate” means any Person (a) which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, any Borrower, (b) which beneficially owns or holds five percent (5%) or more of the voting control or equity interests of any Borrower, or (c) five percent (5%) or more of the voting control or equity interests of which is beneficially owned or held by any Borrower.

“Agreement” has the meaning assigned in the introduction hereto.

“Availability” means, at any time, the amount, if any, by which (a) the lesser of (i) the Borrowing Base and (ii) the Maximum Revolving Advances Limit exceeds (b) the sum of (i) the outstanding principal balance of the Revolving Advances, (ii) the Letter of Credit Obligations and (iii) all applicable Reserves.

“Average Monthly Balance” means the amount derived from adding the ending outstanding balance under the Revolving Line for each day in the month and dividing by the number of days in the month.

“Bank Products” means any service or facility extended to any Loan Party by Lender or any affiliate of Lender, or procured for such Loan Party from any third party by Lender or any affiliate of Lender by means of a full-recourse agreement or other credit support extended to such third party including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, (g) letters of credit, or (h) Hedging Agreements.

“Blocked Account” means an account established by any Loan Party in Lender’s name maintained with Lender or with another financial institution acceptable to Lender in its Permitted Discretion.

“Borrowing Base” means, at any time, the sum of:

(a)	eighty-five percent (85%) of Borrower’s Eligible Accounts;

(b)	the lesser of (i) sixty-five percent (65%) of the cost of Eligible Used Equipment and (ii) eighty-five percent (85%) of the appraised net orderly liquidation value of Eligible Used Equipment; and

(c)	the lesser of (i) seventy-five percent (75%) of the cost of Eligible New Equipment and (ii) ninety percent (90%) of the net book value of Eligible New Equipment.

“Borrowing Base Certificate” means a certificate in the form attached hereto as Exhibit D, with appropriate insertions.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Capital Expenditures” means with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by the Loan Parties during such period that are required by GAAP, to be included in or reflected by the property, plant and equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the balance sheet of the Loan Parties.

Exhibit A - 1

“Change in Control” means either: (a) the occurrence of any event (whether in one or more transactions) which results in a transfer of control of or the power to vote more than 25% of the equity interests (on a fully diluted basis) of Enservco; or (b) Enservco shall cease to own 100% of the equity interests of each of its Subsidiaries, other than in connection with a transaction permitted pursuant to this Agreement.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder, all as in effect from time to time.

“Collateral” means the property described on Exhibit B attached hereto.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate in the form attached hereto as Exhibit E, with appropriate insertions.

“Controlled Group” means a controlled group of corporations as defined in 26 U.S.C. § 1563.

“Copyrights” means, collectively:

(a)

All present and future United States registered copyrights and copyright registrations (including all of the exclusive rights afforded a copyright registrant in the United States under 17 U.S.C. Section 106 and any exclusive rights which may in the future arise by act of Congress or otherwise), and all present and future applications for copyright registrations (including applications for copyright registrations of derivative works and compilations) (collectively, “Registered Copyrights”), and any and all royalties, payments and other amounts payable to any Loan Party in connection with Registered Copyrights, together with all renewals and extensions of Registered Copyrights, the right to recover for all past, present and future infringements of Registered Copyrights, and all computer programs and tangible property embodying or incorporating Registered Copyrights, and all other rights of every kind whatsoever accruing thereunder or pertaining thereto; and

(b)

All present and future copyrights, Mask Works, computer programs and other rights subject to (or capable of becoming subject to) United States copyright protection which are not registered in the United States Copyright Office (collectively, “Unregistered Copyrights”), whether now owned or hereafter acquired, and any and all royalties, payments, and other amounts payable to Borrower in connection with Unregistered Copyrights, together with all renewals and extensions of Unregistered Copyrights, the right to recover for all past, present and future infringements of Unregistered Copyrights, and all computer programs and all tangible property embodying or incorporating Unregistered Copyrights, and all other rights of every kind whatsoever accruing thereunder or pertaining thereto.

“Credit Extension” means each Revolving Advance, each Letter of Credit issuance, or any other extension of credit by Lender to or for the benefit of Borrowers hereunder.

“Default Period” means the period of time commencing on the day an Event of Default occurs and continuing through the date the Event of Default has been cured or waived.

“Disclosure Schedules” means the schedule of exceptions attached hereto and approved by Lender, if any.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

Exhibit A - 2

“EBITDA” means, for any period, the sum of the Loan Parties’: (a) net income after taxes for such period; plus (b) Interest Expense for such period; plus (c) income tax expense for such period; plus (d) depreciation and amortization for such period; plus or minus (e) any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period (e.g. stock-based compensation and warrants issued); plus or minus, (f) any extraordinary, unusual or non-recurring items decreasing or increasing net income for such period (e.g. severance and transition costs related to executive officers, gain on sale of investments, loss on disposal of assets or patent litigation and defense costs), all on a consolidated basis; provided, however, EBITDA shall not include the results of any foreign Subsidiary of any Loan Party except to the extent that such foreign Subsidiary has repatriated its net income to Borrowers.

“Eligible Account” means all Accounts owing to any Borrower which are acceptable to Lender, in its Permitted Discretion, for lending purposes, net of any discounts, credits, or allowances, but excluding any Account having any of the following characteristics:

(a)	Accounts which remain unpaid for more than the earlier of (i) ninety (90) days after their invoice date or (ii) sixty (60) days after their due date;

(b)	Accounts owing by a single Account Debtor if fifty percent (50%) of the balance owing by such Account Debtor is ineligible as a result of clause (a) above;

(c)	Accounts which are not due and payable within sixty (60) days after their invoice dates;

(d)	Accounts with respect to which the Account Debtor is a director, officer, employee or agent of a Borrower or is a Parent, a Subsidiary or an Affiliate of a Borrower;

(e)

Accounts with respect to which payment by the Account Debtor is or becomes conditional upon the Account Debtor’s approval of the related Goods or services, or is otherwise subject to any repurchase obligation or return right, as with sales made on a, guaranteed sale, sale on approval, sale or return or consignment basis;

(f)

Accounts which are owed by an Account Debtor which (i) does not maintain its chief executive office in the United States of America or Canada, or (ii) is not organized under the laws of the United States of America, any State of the United States of America, Canada or any Province of Canada unless, in any case, such Account is backed by a letter of credit acceptable to Lender which is in the possession of, has been assigned to and is directly drawable by Lender;

(g)

Accounts with respect to which the Account Debtor is (i) the United States of America or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Accounts to Lender in accordance with the Assignment of Claims Act of 1940, as amended, or (ii) any country other than the United States of America or any department, agency or instrumentality thereof;

(h)

The face amount of any Accounts with respect to which the applicable Borrower is or may become liable to the Account Debtor for Goods sold or services rendered by such Account Debtor to such Borrower, but only to the extent of the maximum aggregate amount of such Borrower’s liability to such Account Debtor;

(i)

Accounts with respect to which (i) the Goods giving rise thereto have not been shipped and delivered to and accepted as satisfactory by the Account Debtor, or (ii) the services performed have not been completed and accepted as satisfactory by the Account Debtor;

(j)

Accounts with respect to which possession or control of the Goods sold is held, maintained or retained by a Borrower, or by any agent or custodian of a Borrower, for the account of or subject to further or future direction from the Account Debtor as with sales made on a bill-and-hold basis (unless the Account Debtor has executed a setoff waiver in form and substance acceptable to Lender);

(k)	Accounts which are owing by any Account Debtor involved as a debtor in any bankruptcy or other state or federal insolvency proceeding, whether voluntary or involuntary;

Exhibit A - 3

(l)	Accounts which arise in any manner other than the sale of Inventory or services in the ordinary course of a Borrower’s business;

(m)

Accounts with respect to which the Account Debtor is located in a state which requires the applicable Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (i) receive a certificate of authority to do business and be in good standing in such state, or (ii) file a notice of business activities report or similar report with such state’ s taxing authority, unless (A) such Borrower has taken one of the actions described in clauses (i) or (ii), (B) the failure to take one of the actions described in either clause (i) or (ii) may be cured retroactively by such Borrower at its election, without incurring material fees, charges or penalties, or (C) such Borrower has proven, to Lender’s satisfaction, that it is exempt from any such requirements under any such state’s laws;

(n)

Accounts (i) with respect to which any of the representations and warranties contained in this Agreement are untrue; or (ii) which violate any of the covenants of Borrowers contained in this Agreement;

(o)	Accounts which are not subject to a first priority Lien in favor of Lender or which are subject to any other claim, Lien, security interest or encumbrance whatsoever, other than Permitted Lien;

(p)	Accounts for which the Account Debtor has paid a deposit to a Borrower, but only to the extent of such deposit;

(q)	Accounts for which Borrowers have failed to deliver to Lender such documents as Lender may have requested pursuant to Section 6.1 hereof;

(r)

Accounts which, when added to a particular Account Debtor’s other indebtedness to Borrowers, exceeds twenty-five percent (25%) of all Accounts of Borrowers (except that Accounts excluded from Eligible Accounts solely by reason of this clause (r) shall be Eligible Accounts to the extent of such credit limit);

(s)	Accounts which are subject to markdowns, discounts, rebates, credits or other items reducing accounts receivable;

(t)	Accounts that constitute retainage receivables;

(u)	Accounts as to which Lender, at any time or times hereafter, determines in its Permitted Discretion that the prospect of payment or performance by the Account Debtor is or will be impaired; and

(v)	Accounts that Lender in its Permitted Discretion deems to be ineligible for any reason.

In calculating delinquent portions of Accounts under clauses (a) and (b) above, credit balances more than 90 days old will be excluded.

“Eligible Equipment” means all rental Equipment of Borrowers which is acceptable to Lender, in its Permitted Discretion, for lending purposes, but excluding any Equipment having any of the following characteristics:

(a)

it is not owned by a Borrower, a Borrower does not have the right to subject it to a security interest in favor of Lender or it is not subject to a first priority perfected Lien in favor of Lender, free of any other claim, Lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(b)	it is not located in the United States;

(c)

it is stored with a bailee, consignee, warehouseman, mechanic or similar party without Lender’s prior written approval or the applicable Borrower has not caused any such bailee, consignee, warehouseman, mechanic or similar party to issue and deliver to Lender, in form and substance acceptable to Lender, an appropriate bailee’s agreement or collateral access agreement, such Uniform Commercial Code financing statements, waivers and other documents as Lender shall require;

Exhibit A - 4

(d)

it is stored at a leased location and Lender has not received a landlord lien waiver or subordination agreement, in form and substance acceptable to Lender, with respect to such location or established a Reserve against Availability in the amount of three (3) months’ rent for such location;

(e)	Lender has determined in its Permitted Discretion, in accordance with Lender’s customary business practices, that it is not acceptable due to age, type, quality, or quantity;

(f)

it is Equipment (i) with respect to which any of the representations and warranties contained in this Agreement are untrue; or (ii) which violates any of the covenants of Borrowers contained in this Agreement; or

(g)	it is Equipment that Lender in its Permitted Discretion deems to be ineligible for any other reason.

“Eligible New Equipment” means, as of any date of determination, Eligible Equipment purchased by a Borrower no more than 180 days prior to such date.

“Eligible Used Equipment” means all Eligible Equipment that is not Eligible New Equipment.

“Embargoed Person” means (a) any country or territory that is the target of a sanctions program administered by OFAC or (b) any Person that (i) is or is owned or controlled by a Person publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC, (ii) is the target of a sanctions program or sanctions list (A) administered by OFAC, or (B) under the Iran Sanctions Act, as amended, section 1245 of the National Defense Authorization Act for Fiscal Year 2012 or Executive Order 13590 “Authorizing the Imposition of Certain Sanctions with respect to the Provision of Services, Technology or Support for Iran’s Energy and Petro-chemical Sectors,” effective November 21, 2011 (collectively, “Sanctions”) or (iii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of a sanctions program administered by OFAC.

“Enservco” has the meaning assigned in the introduction to this Agreement.

“Environmental Laws” means all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to any Loan Party’s business or facilities owned or operated by any Loan Party, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which any Loan Party has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, modified or restated from time to time.

“ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of a Borrower’s Controlled Group, or under common control with any Loan Party, within the meaning of Section 414 of the Code.

“Event of Default” has the meaning assigned in Section 8.

“Excess Availability” means, as of any date of determination by Lender, Availability less the sum of (a) all unpaid fees and Lender Expenses, (b) all accounts payable which remain unpaid more than sixty (60) days after the due dates thereof unless Borrowers have made other arrangements satisfactory to Lender for the payment of such accounts payable, and (c) any book overdraft relating to accounts payable more than sixty (60) days past due.

Exhibit A - 5

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of or grant of security interest by such Loan Party becomes effective with respect to such related Swap Obligation (such determination being made after giving effect to any applicable keepwell, support, or other agreement for the benefit of the applicable Loan Party).

“Excluded Taxes” means, with respect to Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, any taxes on or measured by overall net income (however denominated), franchise taxes (in lieu of net income taxes) and branch profits taxes, in each case imposed on it by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of Lender, in which its applicable lending office is located.

“Fiscal Year” means each twelve (12) month accounting period of the Loan Parties, which ends on December 31st of each year.

“Fixed Charge Coverage Ratio” means, as of any date of determination, for any period ending on such date, for Enservco and its Subsidiaries on a consolidated basis, the ratio of: (a) the sum of (without duplication): (i) EBITDA for such period; minus (ii) Capital Expenditures made and not financed for such period; minus (iii) all payments in cash for Taxes made for such period; minus (iv) cash dividends paid or accrued and cash withdrawals paid or accrued to Owners or other Affiliates for such period; to (b) Fixed Charges for such period.

“Fixed Charges” means, for any period, for Enservco and its Subsidiaries on a consolidated basis without duplication, the sum of: (a) scheduled payments of principal; plus (b) Interest Expense but excluding non-cash payment-in-kind interest; plus (c) any pre-payments of Indebtedness.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect on the Closing Date.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Guarantor” means each Person that guarantees the Obligations.

“Hazardous Materials” means any hazardous, toxic or dangerous substance, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

“Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rate, currency exchange rates or commodity prices.

“Hedging Obligation” means, with respect to any Person, any liability of such Person under any Hedging Agreements. The amount of any Person’s obligations in respect of any Hedging Obligation shall be deemed to be the incremental obligations that would be reflected in the financial statements of such Person in accordance with GAAP.

Exhibit A - 6

“Indebtedness” of a Person means at any time the sum at such time of: (a) indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (b) any obligations of such Person in respect of letters of credit, banker’s or other acceptances or similar obligations issued or created for the account of such Person; (c) lease indebtedness, liabilities and other obligations of such Person with respect to capital leases; (d) obligations of third parties which are being guarantied or indemnified against by such Person or which are secured by the property of such Person; (e) any obligation of such Person under an employee stock ownership plan or other similar employee benefit plan; (f) any obligation of such Person or a commonly controlled entity to a multi-employer plan; and (g) any obligations, liabilities or indebtedness, contingent or otherwise, under or in connection with, transactions, agreements or documents now existing or hereafter entered into, which provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices; but excluding trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue (as determined in accordance with customary trade practices) or which are being disputed in good faith by such Person and for which adequate reserves are being provided on the books of such Person in accordance with GAAP consistently applied.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” has the meaning assigned in Section 5.9.

“Interest Expense” means, for any period, for Enservco and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses (excluding any and all closing fees, costs and expenses owing to Lender and associated with this transaction) in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets during such period, plus (b) all payments made under interest rate Hedging Agreements during such period to the extent not included in clause (a) of this definition, minus (c) all payments received under interest rate Hedging Agreements during such period, plus (d) the portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Interest Period” means, for any LIBOR Loan, the period commencing on the date of such LIBOR Loan, or on the conversion/continuation date on which such LIBOR Loan is converted into or continued as a LIBOR Loan, and ending on the date that is one (1), three (3) or six (6) months thereafter, or such other period upon which Lender and Borrower may agree, in each case as Borrower may elect in the applicable Payment/Advance Form or LIBOR Loan Continuation Certificate; provided, however, that (a) no Interest Period with respect to any LIBOR Loan shall end later than the Revolving Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

Exhibit A - 7

“Laws” means all ordinances, statutes, rules, regulations, orders, injunctions, writs, or decrees of any Governmental Authority.

“Lender” has the meaning assigned in the introduction to this Agreement.

“Lender Expenses” means all documented costs or expenses (including all documented attorneys’ fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; Collateral field examination fees; and Lender’s documented attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), at any time, including before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Lender at Borrower’s request in accordance with Section 2.1(b)(iv).

“Letter of Credit Obligations” means, as of any date of determination, the sum of (a) the aggregate undrawn face amount of all Letters of Credit, plus (b) the aggregate unreimbursed amount of all drawn Letters of Credit not already converted to Revolving Advances hereunder.

“Letter of Credit Sublimit” means a sublimit for Letters of Credit under the Revolving Line not to exceed $3,000,000.

“LIBOR” means, for any Interest Period for any Advance to be made, continued as or converted into a LIBOR Loan, the rate of interest per annum determined by Lender’s Treasury Desk to be the rate for deposits in Dollars for such Interest Period which appears on the Bloomberg Screen B TMM Page under the heading “LIBOR Fix” as of 11:00 a.m. (London time) on the second Business Day prior to the start of such Interest Period (adjusted for any and all assessments, surcharges and reserve requirements). If such interest rate shall cease to be available from the above-described Bloomberg report, the London interbank offered rate shall be determined from such financial reporting service as Lender shall reasonably determine and use with respect to its other loan facilities on which interest is determined based on the London interbank offered rate.

“LIBOR-Based Rate” means, for any Interest Period in respect of any LIBOR Loan, an interest rate per annum (rounded upward, if necessary, to the nearest 1/16 of 1%) equal to LIBOR for such Interest Period divided by 1 minus the Reserve Requirement for such Interest Period.

“LIBOR Interest Payment Date” means, with respect to any LIBOR Loan, the last day of each Interest Period applicable to such LIBOR Loan.

“LIBOR Loan” means the portion of any Revolving Advance that bears interest based on the LIBOR-Based Rate.

“LIBOR Loan Continuation Certificate” means a form substantially similar to Exhibit E attached hereto, with appropriate insertions.

“LIBOR Rate Determination Date” means each date for calculating LIBOR for the purpose of determining the interest rate in respect of an Interest Period. The LIBOR Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Loan.

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, judgment lien, assignment, financing statement, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or subsequently acquired and whether arising by agreement or operation of law, all whether perfected or unperfected.

“Liquidity” means, as of any date of determination, the sum of (a) Excess Availability on such date and (b) the aggregate amount of Borrowers’ collective unrestricted balance sheet cash on such date.

Exhibit A - 8

“Liquidity Testing Trigger Period” means the period (a) commencing on the first day of the month immediately following the last day of any month for which the Fixed Charge Coverage Ratio, determined on the basis of the trailing twelve-month period ended on such last day of the month, is less than 1.20 to 1.00, and (b) continuing until the first day of the month that both (i) no Default Period is in effect and (ii) the Fixed Charge Coverage Ratio as of the last day of the immediately preceding two consecutive months, determined on the basis of the respective trailing twelve-month periods ended on the last day of the immediately preceding two consecutive months, is at least 1.20 to 1.00.

“Loan Advance/Paydown Request Form” shall be a form substantially similar to Exhibit C attached hereto, with appropriate insertions.

“Loan Documents” means, collectively, this Agreement and all other agreements, instruments and documents including promissory notes, guaranties, deeds of trust, mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, Hedging Agreements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of any Borrower, any other Loan Party, or any other Person and delivered to Lender or to any parent, affiliate or subsidiary of Lender in connection with the Obligations or the transactions contemplated hereby, as each of the same may be amended, modified or supplemented from time to time.

“Loan Party” means each Borrower, each Guarantor, and each of their respective Subsidiaries, individually, and “Loan Parties” means Borrowers, all Guarantors and all of their respective Subsidiaries, collectively.

“Loan Party’s Books” means all of each Loan Party’s books and records including: ledgers; records concerning such Loan Party’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment containing such information.

“Lock Box” means a post office box designated by, and under the exclusive control of, Lender, at a financial institution acceptable to Lender.

“Mask Works” means mask works or similar rights available for the protection of semiconductor chips, whether now owned or hereafter acquired by any Loan Party.

“Material Adverse Effect” means any of the following: (a) a material adverse change in, or material adverse effect upon, the business, condition (financial or otherwise), operations, performance, or prospects of either: (i) a Borrower; or (ii) the Loan Parties taken as a whole; (b) a material impairment of the ability of either a Borrower or the Loan Parties taken as a whole, to perform their respective obligations under the Loan Documents; or (c) a material adverse effect upon: (i) the legality, validity, binding effect or enforceability of any Loan Document to which any Loan Party is a party against either: (A) a Borrower; or (B) the Loan Parties taken as a whole; or (ii) the rights and remedies of Lender under or in respect of any Loan Document.

“Material Collateral” means Collateral with an aggregate value in excess of $100,000, except for those items specified in the Disclosure Schedules.

“Maximum Revolving Advances Limit” means $30,000,000.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which any Loan Party or any ERISA Affiliate contributes or is obligated to contribute.

“Negotiable Collateral” means all of each Loan Party’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, Documents, documents of title, Chattel Paper, and each Loan Party’s Books relating to any of the foregoing.

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Revolving Advances, (b) the Letter of Credit Obligations, (c) all liabilities of any Loan Party to Lender or to any affiliate of Lender arising out of or relating to Bank Products, (d) Lender Expenses, (e) Hedging Obligations of any Loan Party, and (f) all other fees and commissions (including documented attorneys’ fees and expenses), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Loan Parties and each of their respective Subsidiaries to Lender or to any parent, affiliate or subsidiary of Lender of every kind, nature and description, direct or indirect, primary or secondary, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, whether several, joint, or joint and several, and whether or not evidenced by any note, and including any debt, liability or obligation owing from any Loan Party to others that Lender may have obtained by assignment or otherwise, and interest and fees that accrue after the commencement by or against any Loan Party of any bankruptcy or similar proceeding, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, Obligations shall not include any Excluded Swap Obligation.

Exhibit A - 9

“OFAC” means the United States Office of Foreign Assets Control.

“Other Taxes” means all present or future stamp, intangible or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overadvance” means that the sum of (i) the aggregate outstanding Revolving Advances on any date and (ii) the aggregate Letter of Credit Obligations on such date exceeds the lesser of (i) the Borrowing Base and (ii) the Maximum Revolving Advances Limit.

“Owner” means with respect to any Borrower, each Person having legal or beneficial title to an ownership interest in such Borrower or a right to acquire such an interest.

“Parent” means any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding equity of a Borrower.

“Pass-Through Tax Liabilities” means the amount of state and federal income Tax paid or to be paid by the Owners on taxable income earned by a Borrower and attributable to the Owners as a result of such Borrower’s “pass-through” Tax status, assuming the highest marginal income Tax rate for federal and state (for the state or states in which any Owner is liable for income Taxes with respect to such income) income Tax purposes, after taking into account any deduction for state income taxes in calculating the federal income Tax liability and all other deductions, credits, deferrals and other reductions available to the Owners from or through such Borrower.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Conditions” means, as of any date of determination and in connection with any payment or distribution by a Borrower, that (a) no Event of Default exists or would result therefrom, and (b) after taking such payment or distribution into account, Borrowers would have (x) a Fixed Charge Coverage Ratio (as of the last day of the immediately preceding month, determined on a trailing twelve-month basis) of at least 1.20:1.00 and (y) Excess Availability of at least $3,000,000.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of any Loan Party or any ERISA Affiliate and covered by Title IV of ERISA.

“Periodic Payments” means all installments or similar recurring payments that Borrowers may now or hereafter become obligated to pay to Lender pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrowers and Lender.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of an asset-based secured lender) business judgment.

Exhibit A - 10

“Permitted Indebtedness” means:

(a)	Indebtedness of the Loan Parties in favor of Lender arising under this Agreement or any other Loan Document;

(b)	Hedging Obligations of the Loan Parties in favor of Lender or any Affiliate of Lender;

(c)	Indebtedness existing on the Closing Date and disclosed in the Disclosure Schedules;

(d)

Indebtedness not to exceed $100,000 in the aggregate in any fiscal year of the Loan Parties secured by a Lien described in clause (d) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(e)	unsecured Subordinated Debt in an aggregate principal amount outstanding at any time not to exceed $6,500,000;

(f)	Indebtedness to trade creditors incurred in the ordinary course of business; and

(g)

extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon the applicable Loan Party.

“Permitted Investment” means:

(a)	Investments existing on the Closing Date disclosed in the Disclosure Schedules;

(b)	Investments made pursuant to Hedging Agreements with Lender or any Affiliate of Lender;

(c)

marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Lender’s certificates of deposit maturing no more than one year from the date of investment therein, and (iv) Lender’s money market accounts;

(d)

repurchases of stock from former employees or directors of any Loan Party under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed $100,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees to any Loan Party regardless of whether an Event of Default exists;

(e)	Investments accepted in connection with Permitted Transfers;

(f)

Investments of a Borrower in another Borrower, Investments of Subsidiaries in or to other Subsidiaries or a Borrower and Investments by a Borrower in Subsidiaries that are not Borrowers not to exceed $100,000 in the aggregate in any fiscal year;

(g)

Investments not to exceed $100,000 in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of any Loan Party pursuant to employee stock purchase plan agreements approved by the applicable Loan Party’s Board of Directors;

Exhibit A - 11

(h)

Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of any Loan Party’s business; and

(i)

Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (i) shall not apply to Investments of a Borrower in any Subsidiary.

“Permitted Liens” means:

(a)

statutory Liens of landlords, carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder or amounts which are being contested in good faith and by appropriate proceedings and for which the Loan Parties have maintained adequate reserves;

(b)	Liens or security interests in favor of Lender;

(c)	zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a Material Adverse Effect;

(d)

Liens in connection with purchase money indebtedness with respect to Equipment and capitalized leases otherwise permitted pursuant to this Agreement, provided, that such Liens attach only to the assets the purchase of which was financed by such purchase money indebtedness or which is the subject of such capitalized leases;

(e)	Liens set forth in the Disclosure Schedules;

(f)	Liens specifically permitted by Lender in writing;

(g)	involuntary Liens securing amounts less than $100,000 and which are released or for which a bond acceptable to Lender, in its sole discretion, has been posted within ten (10) days of its creation;

(h)

Liens for taxes, assessments and other government charges or levies not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which the Loan Parties have maintained adequate reserves;

(i)

Liens consisting of deposits or pledges made in the ordinary course of business in connection with workers’ compensation, unemployment, social security and similar laws, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money);

(j)

licenses (with respect to intellectual property and other property), leases and subleases granted to third parties and not interfering in any material respect with ordinary conduct of business of the Loan Parties;

(k)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(l)	Liens of collecting banks under the Uniform Commercial Code on items in the course of collection, statutory Liens and rights of set-off of banks;

(m)	Liens arising from filing Uniform Commercial Code financing statements relating solely to leases not prohibited by this Agreement;

Exhibit A - 12

(n)

pledges and deposits in the ordinary course of business securing insurance premiums or reimbursement obligations or indemnification obligations under insurance policies or self-insurance arrangements, in each case payable to insurance carriers that provide insurance to the Loan Parties;

(o)

Liens on cash and cash equivalents on deposit with Lenders and affiliates of Lenders securing obligations owing to such Persons under any treasury, depository, overdraft or other cash management services agreements or arrangements with any Loan Party;

(p)

Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Loan Party in the ordinary course of business and not prohibited by this Agreement; and

(q)	judgment Liens in respect of judgments that do not constitute an Event of Default.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by any Loan Party of:

(a)	Inventory in the ordinary course of business;

(b)	non-exclusive licenses and similar arrangements for the use of the property of the Loan Parties in the ordinary course of business;

(c)	worn-out or obsolete Equipment; or

(d)	other assets of any Loan Party that do not in the aggregate exceed $100,000 during any Fiscal Year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including any instrumentality, division, agency, body or department thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of any Loan Party or any ERISA Affiliate.

“Prime Rate” means the variable rate of interest, per annum, set forth in the “Money Rates” section of the Wall Street Journal as the “prime rate,” whether or not such rate is the lowest rate available from Lender.

“Prime Rate Loan” means the portion of any Revolving Advance that bears interest based on the Prime Rate.

“Regulatory Change” means, with respect to Lender, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Lender, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court, Governmental Authority or monetary authority charged with the interpretation or administration thereof.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Reserve” means, as of any date of determination, any amount that Lender, in its Permitted Discretion, may establish from time to time as a reserve against the Borrowing Base or the Maximum Revolving Advances Limit, for any purpose, including (a) to reflect events, conditions, contingencies or risks which affect the assets, business or prospects of the Loan Parties, or the Collateral or its value (including dilution of Accounts at a rate in excess of 5%), or the enforceability, perfection or priority of Lender’s Lien in the Collateral, (b) to reflect Lender’s judgment in its Permitted Discretion that any collateral report or financial information relating to the Loan Parties and furnished to Lender may be incomplete, inaccurate or misleading in any material respect, (c) in respect of any state of facts which does or would with notice or passage of time or both, constitute an Event of Default, (d) to reflect liability, contingent or otherwise, of Lender or any affiliate of Lender to any third party in connection with any Bank Product or (e) to reflect liabilities of any Loan Party to any third Person.

Exhibit A - 13

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D of the Federal Reserve against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Lender by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of “LIBOR” or (b) any category of extensions of credit or other assets which include advances hereunder.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Financial Officer and the Controller of any Borrower.

“Revolving Advance” or “Revolving Advances” means a cash advance or cash advances under the Revolving Line.

“Revolving Line” means a Credit Extension consisting of Revolving Advances of up to the Maximum Revolving Advances Limit (inclusive of any amounts outstanding under the Letter of Credit Sublimit).

“Revolving Maturity Date” means August __, 2020.

“SEC” means the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Shares” means the issued and outstanding capital stock, membership units or other securities owned or held of record by any Person in any Subsidiary of such Person.

“SOS Reports” means the official reports from the Secretary of State of the state of organization for each Borrower and from all other applicable federal, state or local government offices identifying all current security interests filed against the Collateral and Liens of record as of the date of such report.

“Subordinated Debt” means any debt incurred by any Loan Party that is subordinated in writing to the debt owing by the Loan Parties to Lender on terms reasonably acceptable to Lender.

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register (other than “intent to use” applications until a verified statement of use is filed with respect to such application) and registrations of the same and like protections, and the entire goodwill of the business of the Loan Parties connected with and symbolized by such trademarks.

Exhibit A - 14

“UCC” means the Uniform Commercial Code as in effect in the State of California, as amended or supplemented from time to time.

“Weekly Collateral Reporting Trigger Period” means the period (a) commencing upon the day that Excess Availability has been less than the greater of $1,500,000 or 5% of the Revolving Line for three (3) consecutive Business Days and (b) continuing until the day that both (i) no Default Period is in effect and (b) Excess Availability has been greater than $3,000,000 or 10% of the Revolving Line for thirty (30) consecutive calendar days.

Exhibit A - 15